UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ROUSE PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ROUSE PROPERTIES, INC.
1114 Avenue of the Americas, Suite 2800
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 8, 2015

To our stockholders,

We are pleased to invite you to the annual meeting of stockholders of Rouse Properties, Inc., to be held on Friday, May 8, 2015, at 2:00 p.m. local time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, for the following purposes:

1.	To elect the eight director nominees named in this proxy statement for a term expiring at the 2016 annual meeting of stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve, on an advisory basis, named executive officer compensation;

4.	To approve an amendment to the Rouse Properties, Inc. 2012 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under such plan; and

5.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of record of our common stock at the close of business on March 11, 2015 are entitled to notice of, and to vote at, the annual meeting. Stockholders of record may vote their shares by telephone, via the Internet, by signing, dating and mailing a completed proxy card in a postage prepaid envelope, by delivering a completed proxy card at the annual meeting or by voting in person at the annual meeting. Instructions regarding all methods of voting are contained on the proxy card that is included with this proxy statement. If your shares are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet proxies will depend on their voting procedures.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET OR, IF YOU PREFER, MARK, SIGN AND DATE A PROXY CARD AND RETURN IT IN A POSTAGE PREPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

By Order of the Board of Directors,

Andrew Silberfein
President and Chief Executive Officer
March 26, 2015

Important Notice Regarding Internet Availability of Proxy Materials for the 2015 Annual Meeting to Be Held on May 8, 2015

Our proxy materials relating to our 2015 annual meeting (notice, proxy statement and annual report) are available at www.proxyvote.com.

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	2

PROPOSAL 1-ELECTION OF DIRECTORS	6

CORPORATE GOVERNANCE	9

EXECUTIVE OFFICERS	14

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK	15

COMPENSATION DISCUSSION AND ANALYSIS	17

COMPENSATION COMMITTEE REPORT	22

EXECUTIVE COMPENSATION	23

DIRECTOR COMPENSATION	32

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	33

RELATED PERSON TRANSACTIONS	33

PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35

PROPOSAL 3-ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	36

PROPOSAL 4-APPROVAL OF AN AMENDMENT TO THE ROUSE PROPERTIES, INC. 2012 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN	37

EQUITY COMPENSATION PLAN INFORMATION	42

REPORT OF THE AUDIT COMMITTEE	44

OTHER BUSINESS	45

ANNUAL REPORT AND COMPANY INFORMATION	46

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING	47

APPENDIX A	A-1

ROUSE PROPERTIES, INC.
1114 Avenue of the Americas, Suite 2800
New York, New York 10036

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 8, 2015

We are pleased to invite you to the annual meeting of stockholders of Rouse Properties, Inc., to be held on Friday, May 8, 2015, at 2:00 p.m. local time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York.

INFORMATION CONCERNING SOLICITATION AND VOTING

These proxy materials are first being distributed on or about March 26, 2015 to stockholders of Rouse Properties, Inc., which is sometimes referred to in this proxy statement as “we,” “us,” “our,” “Rouse Properties” or the “Company,” in connection with the solicitation by our board of directors (the “Board of Directors” or “Board”) on behalf of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on Friday, May 8, 2015, at 2:00 p.m. local time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, and any postponement or adjournment thereof.

The U.S. Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for obtaining such materials included in the Notice.

Matters to be Considered

At the annual meeting, stockholders will be asked to vote (i) to elect the eight director nominees named in this proxy statement for a term expiring at the 2016 annual meeting of stockholders, (ii) to ratify the selection of our independent registered public accounting firm (iii) to approve, on an advisory basis, the compensation of our named executive officers and (iv) to approve an amendment to the Rouse Properties, Inc. 2012 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under such plan. See the sections of this proxy statement entitled “PROPOSAL 1-ELECTION OF DIRECTORS,” “PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” “PROPOSAL 3-ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION” and "PROPOSAL 4- APPROVAL OF AN AMENDMENT TO THE ROUSE PROPERTIES, INC. 2012 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN". The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of common stock as of the close of business on the record date, which was March 11, 2015, are entitled to notice of, and to vote at, the annual meeting. As of March 11, 2015, there were 57,798,968 shares of common stock outstanding and entitled to vote at the annual meeting, with each share entitled to one vote at the annual meeting.

Information About This Proxy Statement

Why you received these proxy materials. You have received these proxy materials because the Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares. If you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice relating to these proxy materials or set of proxy materials.

Householding. SEC rules permit us to deliver a single Notice or set of annual meeting materials to an address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one such Notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of such Notice or annual meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of such Notice or annual meeting materials, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at 1-800-542-1061 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Voting by and Revocation of Proxies

Stockholders of record are requested to vote in one of four ways:

•	By telephone-Use the toll-free telephone number shown on your Notice or proxy card;

•	Via the Internet-Visit the Internet website indicated on your Notice or proxy card and follow the on-screen instructions;

•	By mail-Sign, date and promptly return a completed proxy card by mail in a postage prepaid envelope; or

•	In person-Deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet voting) are provided on the Notice and the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card.

If a stockholder does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If instructions are not given on a properly completed proxy and you do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board recommends on such proposal. In addition, if any other matter is properly presented at the 2015 annual meeting, the persons named in the accompanying proxy card will have discretion to vote in their best judgment on such matter.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone Internet proxies will depend on your institution’s voting procedures.

Shares Held by Brokers

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on the ratification of the appointment of Deloitte & Touche LLP, but will not be permitted to vote your shares on any of the other items. If you do not provide voting instructions on these items, including the election of the nominees named herein as directors, the shares will be considered “broker non-votes” with respect to such item.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors is required to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

Required Votes

Proposal 1: Election of nominees named in this proxy statement as directors. The affirmative vote of a majority of the votes cast by the shares represented at the meeting and entitled to vote thereon is required to elect each nominee named herein as a director (i.e., the number of votes cast “for” the election of the nominee must exceed 50% of the total number of votes cast “for” and “against” the election of that nominee). Abstentions and broker non-votes will not be counted as votes cast and will therefore not impact the election of a nominee.

Proposal 2: Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.

Proposal 3: Approval, on an advisory basis, of named executive officer compensation. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve, on an advisory basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 4: Approval of an amendment to the Rouse Properties, Inc. 2012 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve an amendment to the Rouse Properties, Inc. 2012 Equity Incentive Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Other Matters. If any other matters are properly presented at the annual meeting for action, including a question of adjourning or postponing the meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the annual meeting, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding any solicitation materials to such beneficial owners. However, we do not reimburse or pay additional compensation to our directors, officers or other employees for soliciting proxies.

Independent Registered Public Accounting Firm

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2014, will attend the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 1-ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors: Mr. Jeffrey Blidner, Mr. Richard Clark, Mr. Christopher Haley, Mr. Michael Hegarty, Mr. Brian Kingston, Mr. David Kruth, Mr. Michael Mullen and Mr. Andrew Silberfein. The terms of the directors expire on the date of the 2015 annual meeting of stockholders, subject to the election and qualification of their respective successors.

Each of the eight director nominees listed below is currently a director of the Company. The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed specific qualifications that the Board considered in determining whether to recommend that the director be nominated for election at the 2015 annual meeting.

If elected, each of the nominees is expected to serve for a term expiring at the next annual meeting of stockholders in 2016 and until his successor has been elected and qualified. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board of Directors recommends a vote FOR the following nominees for election as directors.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Andrew Silberfein President and Chief Executive Officer
Mr. Silberfein, 50, has served as our President and Chief Executive Officer since January 2, 2012 and has served as a director since January 12, 2012. Mr. Silberfein previously held the position of Executive Vice President-Retail and Finance for Forest City Ratner Companies, a developer, owner and operator of real estate primarily in the New York metropolitan area, where he was employed from 1995 to 2011. Mr. Silberfein was responsible for managing Forest City Ratner Companies’ retail portfolio, consisting of over 5.1 million square feet of existing and under construction shopping centers and malls. Mr. Silberfein also had the overall responsibility for all aspects of Forest City Ratner Companies’ debt and equity financing requirements for its real estate portfolio. Prior to joining Forest City Ratner Companies, from 1989 to 1995, Mr. Silberfein was a Senior Vice President of Sanford Nalitt and Associates, a firm focused on the development of supermarket and discount department store anchored shopping centers along the east coast of the United States. Mr. Silberfein holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from Columbia University School of Business.

Mr. Silberfein’s 25 years of experience in the retail real estate industry, including experience in leasing, financing, development, construction, tenant coordination, acquisitions, dispositions, asset management and marketing have prepared him to make strategic contributions to the Board and to the leadership of our Company.

Jeffrey Blidner
Mr. Blidner, 67, has served as a director since January 12, 2012. Mr. Blidner is a Senior Managing Partner of Brookfield Asset Management Inc. ("Brookfield Asset Management") responsible for strategic planning as well as transaction execution.  Brookfield Asset Management is a global alternative asset manager with approximately $200 billion in assets under management with over a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. Mr. Blidner is also the Chief Executive Officer of Brookfield’s Private Funds Group, a director of Brookfield Asset Management Inc. and Brookfield Infrastructure Partners and Chairman and a director of Brookfield Property Partners and Brookfield Renewable Energy Partners.

Mr. Blidner's extensive experience in private equity, particularly in the real estate industry, and board service allows him to make key contributions in investment and other strategies to the Board.

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Richard Clark
Mr. Clark, 56, has served as a director and the Chairman of the Board of Directors since November 1, 2012. Mr. Clark is Senior Managing Partner and the Chief Executive Officer of the Brookfield Property Group, the real estate arm of Brookfield Asset Management real estate owners, operators and investors and affiliates of a stockholder of the Company, a position he has held since 2008. Mr. Clark previously held the position of Chief Executive Officer of Brookfield Office Properties, a commercial real estate company and affiliate of a stockholder of the Company, from February 2002 to June 2012, and has been with Brookfield Asset Management Real Estate Group and its predecessors and affiliates since 1984 in various senior roles. Mr. Clark also currently serves as a member of the board of directors of General Growth Properties, Inc. ("GGP").

Mr. Clark’s extensive experience in the real estate industry along with his many leadership roles and board service enables him to make strategic contributions to the Board.

Christopher Haley
Mr. Haley, 46, has served as a director since January 12, 2012. Since 2009, Mr. Haley has held the position of Managing Principal of Palladian Realty Capital LLC, a real estate investment banking and advisory company which Mr. Haley founded in that same year. Prior to his position at Palladian Realty Capital LLC, Mr. Haley held various leadership positions at Wells Fargo and several of its various capital markets predecessor companies from 1993 through 2009, most recently serving as Managing Director at Wells Fargo Securities from 2003 through 2009. Such service also included his lead role in the firm’s equity research department focusing on real estate company analysis.
Mr. Haley is the lead instructor for SNL Securities’ Financial Statement Analysis for Real Estate/REIT School, a Trustee and Governor of NAIOP’s Research Foundation, a national commercial real estate development association, a member of the National Association of Corporate Directors, a national association focused on advancing exemplary board leadership and boardroom practices, and a former member of the NAREIT Financial Standards Task Force.
Mr. Haley’s experience in leadership and analytic positions and in the real estate industry enable him to make key contributions on operational, investment and other strategy matters important to our Board.

Michael Hegarty
Mr. Hegarty, 70, has served as a director since November 1, 2012. Mr. Hegarty’s career spans 40 years in the business world and is defined by numerous leadership positions. He served as Senior Vice Chairman and Chief Operating Officer of AXA Financial. In addition, Mr. Hegarty was the President and Chief Operating Officer of Equitable Life Assurance Society of the United States, a wholly owned subsidiary of AXA Financial. He was also a member of the Boards of AXA Financial, Equitable Life, Alliance Capital, Donaldson Lufkin & Jenrette and Brookfield Office Properties. From 1995 to 1997, Mr. Hegarty served as Vice Chairman of Chase Manhattan Bank, following his position as Vice Chairman of Chemical Banking Corporation and as Senior Executive Vice President of Manufacturers Hanover Trust.

Mr. Hegarty’s management responsibilities covered a broad spectrum of finance, investment and asset management and business operations and technology. In his leadership role in banking, he served as head or co-head of retail and consumer banking including mortgage banking, investment funds management, credit card, consumer and branch operations and products. He also oversaw energy banking, middle market banking and real estate finance.

Since leaving AXA Financial, Mr. Hegarty has continued his involvement in investment management, real estate and corporate leadership. He currently serves as a trustee of MFS Funds, director of Capmark Financial. Mr. Hegarty is the Chairman of the Historic Hudson Valley, Chairman of Community Preservation Corporation, a Trustee of the John Simon Guggenheim Memorial Foundation, Iona College, and Elizabeth Seton Pediatric Center. He also serves as a trustee of the Marine Corps Association.

Mr. Hegarty's extensive financial expertise allows him to make key contributions to the board on financial, accounting, corporate governance and strategic matters.

Name and present position, if any, with the Company	Age, period served as a director and other business experience
Brian Kingston
Mr. Kingston, 41, has served as a director since May 3, 2013. Mr. Kingston is a Senior Managing Partner of Brookfield Asset Management and, since December 2012, has been the President and Chief Investment Officer of the Brookfield Property Group. Mr. Kingston has held various senior management positions within Brookfield and its affiliates, including as the Chief Executive Officer of Brookfield Australia from January 2011 to December 2012, the Chief Executive Officer of Prime Infrastructure Holdings Ltd. from March 2010 to December 2010 and the Chief Financial Officer of Brookfield Multiplex from January 2008 to March 2010. Prior to joining Brookfield in 2001, Mr. Kingston worked for Ernst & Young in Audit and Advisory Services. Overall, Mr. Kingston has over 16 years of real estate experience.

Mr. Kingston’s extensive experience in the real estate industry along with his many leadership positions enable him to make key contributions on operational, investment and other strategy matters important to the Board.

David Kruth
Mr. Kruth, 51, has served as a director since January 12, 2012. Mr. Kruth is Managing Partner of Brooklyn // Queens Properties, which invests in residential, retail and mixed-use properties in the urban infill markets of Brooklyn, Queens and Staten Island, New York. Mr. Kruth was previously Vice President and Senior Portfolio Manager of the Global Real Estate Securities Funds at Goldman Sachs Asset Management from 2005 through 2011, where he presided over an eight-person global investment team and $5 billion in assets under management. Prior to Goldman Sachs, Mr. Kruth was a Portfolio Manager and Senior Analyst at both Citigroup Property Investors and Alliance Capital Management for eight years, where he was responsible for investing in REITs and other publicly traded real estate companies in the US and internationally. Mr. Kruth began his career in 1988 at the Yarmouth Group (later known as Lend Lease) where he made direct property investments in the US, Europe and Asia. He founded the firm’s entity level investment platform that invested in private and public real estate companies. Mr. Kruth graduated from Ithaca College magna cum laude with a Bachelor of Science degree in Economics and Finance, and is a CFA charter holder.

Mr. Kruth’s extensive professional accounting and financial expertise, including with respect to the real estate industry, allow him to make key contributions to the Board on financial, accounting, corporate governance and strategic matters.

Michael Mullen
Mr. Mullen, 60, has served as a director since January 12, 2012. From January 2013 to February 2015, when IndCor Properties was sold, Mr. Mullen served on the Board of Directors and as a Senior Advisor to IndCor Properties, a portfolio company of the Blackstone Group, for which he focused on the ownership and management of industrial properties. Mr. Mullen is the retired Chief Executive Officer of CenterPoint Properties Trust, an industrial real estate ownership and development company for which he was one of the founding partners in 1993, and held that title from 2004 through September 2011. He also served on the Board of Directors of CenterPoint through 2012. Mr. Mullen currently serves on the Board of Directors of CONE, a subsidiary of Moura Dubeaux Engineering, a construction and engineering firm based in Redfe, Brazil, as well as the Board of Directors of Tusdeer, the Saudi Import Export Development Co., based in Jeddah, Saudi Arabia. From 2001 until 2005, Mr. Mullen served on the Board of Directors of Brauvin Capital, a private REIT that was the owner of a large portfolio of free standing single tenant retail and restaurant facilities. Mr. Mullen has worked in the real estate industry in a variety of positions since 1976
Mr. Mullen’s leadership roles, extensive real estate experience and board service allow him to make key contributions on development, investment and operational matters important to the Board.

CORPORATE GOVERNANCE

Board of Directors Independence

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website at www.rouseproperties.com, the Board of Directors is required to affirmatively determine whether each of our directors is independent under the listing standards of the New York Stock Exchange (“NYSE”), the principal exchange on which our common stock is traded.

During its annual review of director independence, the Board of Directors considers all information it deems relevant, including, without limitation, any transactions and relationships between each director or any member of his immediate family and the Company or its subsidiaries or affiliates. The Board of Directors also considers the recommendations of the Nominating and Governance Committee, which conducts a separate independence assessment of all directors as part of its nomination process for the Board of Directors and its respective committees. The purpose of this review is to determine whether any such transaction or relationship constitutes a “material relationship” that would be inconsistent with a determination that a director is independent. The Board of Directors has not adopted any categorical standards for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination, including, without limitation, applicable independence standards promulgated by the NYSE.

As a result of this review, the Board of Directors has affirmatively determined that each of Mr. Jeffrey Blidner, Mr. Richard Clark, Mr. Christopher Haley, Mr. Michael Hegarty, Mr. Brian Kingston, Mr. David Kruth and Mr. Michael Mullen is an independent director under the applicable rules of the NYSE.

In making this determination with respect to Mr. Blidner, Mr. Clark, Mr. Hegarty and Mr. Kingston, the Board of Directors took into account the relationship between the Company and Brookfield Asset Management and its affiliates (“Brookfield”), which are stockholders of the Company for which each of such directors is employed or serves as a director. Such consideration included the transactions between the Company and Brookfield discussed in the section of this proxy statement entitled “RELATED PERSON TRANSACTIONS--Related Person Transactions.”

Committees of the Board of Directors

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Investment Committee. The Board of Directors has adopted charters for each of its Audit Committee, Compensation Committee and Nominating and Governance Committee. Copies of such committee charters are available on our website at www.rouseproperties.com. Each of the standing committees reports to the Board on a regular basis. The responsibilities, duties and membership of the standing committees are set forth below.

Audit Committee

The current members of the Audit Committee are Mr. Michael Hegarty (Chair), Mr. Christopher Haley and Mr. David Kruth. The Board of Directors has determined that Mr. Hegarty qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board of Directors is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee.

The Board of Directors has affirmatively determined that each of Mr. Hegarty, Mr. Haley and Mr. Kruth meets the definition of an “independent director” for purposes of serving on an audit committee under applicable SEC and NYSE rules.

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibility relating to monitoring (i) the integrity of our financial statements, including our financial accounting principles and policies and our internal controls over financial reporting, (ii) the qualifications, performance and independence of our independent registered public accounting firm, (iii) the performance of our internal audit function and independent registered public accounting firm and (iv) our compliance with legal and regulatory requirements.

In discharging its duties, the Audit Committee has the sole authority to appoint, retain and, if necessary, terminate our independent registered public accounting firm. In addition, the Audit Committee has the authority and responsibility to pre-approve all auditing services, internal control related services and permitted non-audit services to be performed by our independent registered public accounting firm, meet independently with our independent registered public accounting firm, review the integrity of our financial reporting process, review our financial statements and disclosures and certain SEC filings and financial press releases, select, monitor, evaluate and, if appropriate, replace the head of our internal audit function and oversee compliance with applicable law and the Company’s Code of Business Conduct and Ethics. The Audit Committee also reviews and approves all related person transactions pursuant to our related person transactions policy.

The Audit Committee met six times in 2014.

Compensation Committee

The members of the Compensation Committee are Mr. Richard Clark (Chair), Mr. David Kruth and Mr. Michael Mullen.

The Board of Directors has affirmatively determined that each of Mr. Clark, Mr. Kruth and Mr. Mullen meets the definition of an “independent director” under applicable SEC and NYSE rules.

The Compensation Committee plays an integral role in our processes and procedures for the consideration and determination of executive compensation. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and reviews, determines and makes a recommendation to the independent directors regarding the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee annually evaluates the performance of the other executive officers against corporate goals and objectives and reviews, determines and makes a recommendation to the Board of Directors regarding these other officers’ compensation. The Compensation Committee has the authority to review and recommend to the Board of Directors incentive compensation plans, equity-based compensation plans, non-equity-based compensation and retirement plans and amendments thereto in which employees, which may include the executive officers, are eligible to participate.

The Compensation Committee’s recommendations are developed with input from our Chief Executive Officer and, where appropriate, other senior executives. The Compensation Committee reviews management recommendations, along with other sources of data, when formulating its independent recommendations to the Board of Directors. A discussion and analysis of the compensation decisions regarding the executive officers named in the Summary Compensation Table appears in the section of this proxy statement entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. The Compensation Committee has sole authority to replace compensation consultants retained from time to time and to hire additional compensation consultants at any time.

The Compensation Committee is permitted to delegate its responsibilities to a subcommittee comprised of one or more of its members. The Compensation Committee has created an Equity Incentive Plan Subcommittee comprised of Mr. Mullen and Mr. Kruth that is responsible for, among other things, administering our 2012 Equity Incentive Plan and our Management Incentive Plan.

The Compensation Committee met two times in 2014 and its Equity Incentive Plan Subcommittee met one time in 2014.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Mr. Michael Mullen (Chair), Mr. Jeffrey Blidner and Mr. Christopher Haley.

The Board of Directors has affirmatively determined that each of Mr. Mullen, Mr. Blidner and Mr. Haley meets the definition of an “independent director” under applicable SEC and NYSE rules.

The Nominating and Governance Committee assists the Board of Directors in (i) developing and implementing policies, procedures and criteria for the selection of qualified director candidates, (ii) identifying, screening and reviewing individuals qualified to become directors, and recommending to the Board of Directors nominees for the next annual meeting of stockholders or to fill Board vacancies, (iii) assessing, developing and recommending to the Board of Directors, and overseeing the implementation of, corporate governance programs, (iv) organizing and undertaking the Board of Directors’ annual review of Board, committee and director performance and overall corporate governance and (v) reviewing and recommending to the Board of Directors the composition and leadership of Board committees. The Nominating and Governance Committee also annually reviews and reassesses the appropriateness of the then-current Board of Directors leadership structure, the qualification of each director as “independent” under the applicable listing standards of the NYSE and the form and amount of director compensation. Additionally, the Nominating and Governance Committee assesses the appropriateness of the continued service as a director of a nominee as to whom a majority of the votes that are entitled to vote in the election of such candidate are voted against his or her election or who submits his or her offer to resign upon a substantial change in the director’s principal occupation or business association from the position he or she held when originally invited to join the Board of Directors, and recommends to the Board of Directors any action to be taken with respect thereto.

The Nominating and Governance Committee met three times in 2014.

Investment Committee

The members of the Investment Committee are Mr. Brian Kingston (Chair), Mr. Andrew Silberfein and Mr. Michael Mullen.

The Board of Directors has affirmatively determined that each of Mr. Kingston and Mr. Mullen meets the definition of an “independent director” under applicable SEC and NYSE rules.

The Investment Committee has been delegated the authority to approve certain investment decisions under our Investment Policy in lieu of the full Board of Directors in order to allow the Company to operate more efficiently with respect to financing and development matters. In particular, the Investment Committee is responsible for reviewing and approving the terms of non-recourse mortgage debt, unsecured debt and project specific debt for redevelopment, as well as capital costs of development or redevelopment of existing malls, in each case within specified financial parameters.

The Investment Committee met two times in 2014.

Criteria for Director Nominees

In selecting director candidates, the Nominating and Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board. In this respect, the Nominating and Governance Committee considers each candidate’s independence status, integrity, objectivity, judgment, leadership, age, skills, experience and ability to devote adequate time to Board duties. Annually, the Nominating and Governance Committee reviews with the Board the requisite skills and characteristics of directors and director candidates, as well as the composition of the Board as a whole. The Nominating and Governance Committee additionally reviews its own effectiveness in balancing the above considerations on an annual basis.

Other than the foregoing, there are no minimum substantive criteria for director nominees. The Nominating and Governance Committee may consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Governance Committee does not have a formal diversity policy but considers diversity of experience as a component of evaluating the composition of the Board in connection with the annual nomination process.

Our Corporate Governance Guidelines provide that no director may serve on more than three other public company boards unless the Board determines that such simultaneous service would not impair the relevant individual's ability to effectively serve on our Board. Directors are required to advise the Chairman of the Board and the Chair of the Nominating and Governance Committee in advance of accepting any invitation to serve on another public company's board or any assignment to the audit committee or compensation committee of the board of any public company of which such director is already a member. Furthermore, any director who substantially changes the principal occupation or business association such director held when such director was elected to the Board is expected to provide notice in order to provide an opportunity for the Board, through the Nominating and Governance Committee, to review the appropriateness of continued Board membership under the circumstances.

Process for Identifying and Evaluating Director Nominees

The Nominating and Governance Committee is responsible for, among other things, screening potential candidates and recommending qualified candidates to the Board of Directors for nomination. The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service with that of obtaining a new perspective. If any member of the Board did not wish to continue in service or if the Nominating and Governance Committee decided not to nominate a member for reelection, the Nominating and Governance Committee would identify the desired skills and experience of a new nominee based on the criteria listed above. Executive search firms may be retained to identify individuals that meet the criteria of the Nominating and Governance Committee.

The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and

Governance Committee as nominees for election to the Board can do so by writing to the Company’s Secretary at Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036. Recommendations must include the information relating to such candidate that would be required to be disclosed in a proxy statement in accordance with Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), as well as other information required for nomination of directors by stockholders as provided in our Amended and Restated Bylaws. The Nominating and Governance Committee will consider such candidates in the same manner in which it evaluates nominees identified by the Nominating and Governance Committee.

Majority Voting for Directors

Under our Amended and Restated Bylaws, the affirmative vote of a majority of the votes cast by the shares represented at the meeting and entitled to vote thereon is required to elect each nominee named herein as a director (i.e., the number of votes cast “for” the election of the nominee must exceed 50% of the total number of votes cast “for” and “against” the election of that nominee). In the event that an incumbent director is not reelected and no successor has been elected, that director must promptly tender his or her resignation to the Board of Directors. The Board of Directors will act to accept or reject the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and will publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If such incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until such director’s successor is duly elected.

Board of Directors Leadership Structure

Mr. Richard Clark, a non-executive, independent director, serves as the Chairman of the Board of Directors. The Board has determined that having a non-executive, independent Chairman is in the best interest of the Company’s stockholders at this time. The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and director participation in the Board process. The non-executive, independent Chairman role allows the Chief Executive Officer to focus on his management responsibilities in continuing to lead the business and day-to-day operation of the Company. At the same time, the non-executive, independent Chairman can focus on the leadership of the Board and the overall strategy of the Company. Following the conclusion of each meeting of the Board, the independent directors meet in executive session without the presence of management. Mr. Clark, the non-executive, independent Chairman, presides at such executive sessions of the independent directors.

The Board does not believe that a single leadership structure is right for all companies at all times, however, so the Board will periodically review its leadership structure to determine, based on the circumstances at the time, whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Board of Directors Role in Risk Oversight

The Board of Directors and management continually monitor the material risks facing our Company, including financial risk, strategic risk, operational risk and legal and compliance risk. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which the risk falls within the committee’s area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the Board in fulfilling the Board’s oversight responsibility relating to the evaluation of financial and enterprise risks. In addition, in 2014, the Audit Committee was tasked by our Board with oversight of the risk inherent in the transition of the Company's information technology and financial services systems and the establishment of appropriate corresponding compliance procedures and processes. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board.
Compensation Risks

The Compensation Committee from time to time reviews the Company's compensation policies and practices, including the risks created by the Company's compensation plans. Based on its review and analysis, the Compensation Committee has concluded that the compensation plans of the Company reflect the appropriate compensation goals and philosophy and any risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Attendance at Meetings

It is our policy that each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which he is a member.

In 2014, the Board held four meetings. All incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees on which he served (during the periods for which he has served). All of the directors then in office attended our 2014 annual meeting of stockholders.

Communications with the Board of Directors

Interested parties, including stockholders, who would like to communicate with the Board or its committees may do so by writing to them care of the Company’s Secretary at Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036. Correspondence may be addressed to the Board, any of its committees, the independent directors as a group or one or more individual members of the Board at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, in the reasonable judgment of the Company’s Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would be considered improper for submission include, without limitation, solicitations, customer complaints, communications that do not relate directly or indirectly to the Company or the Company’s business and communications that relate to improper or irrelevant topics.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Among other things, our Code of Business Conduct and Ethics includes a process and a toll-free telephone number for anonymous reports of potentially inappropriate conduct or potential violations of the Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics is available on our website at www.rouseproperties.com. Any amendments to, or waivers under, our Code of Business Conduct and Ethics that are required to be disclosed by the rules promulgated by the SEC or NYSE will be disclosed on the Company’s website at www.rouseproperties.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines. These guidelines outline the role of the Board of Directors, the composition and operating principles of the Board of Directors and its committees and the Board of Directors’ working process. A copy of our Corporate Governance Guidelines is available on our website at www.rouseproperties.com.

Policy on Insider Trading and Communications with the Public

We have adopted a Policy on Insider Trading and Communications with the Public that applies to all of our officers, directors, designated employees, consultants and their respective family members. To prevent inadvertent violations of applicable securities laws or the appearance of impropriety, the acquisition or disposition of Company securities by such parties must be pre-cleared by the Company's internal legal counsel and trading may not occur during pre-established quarterly blackout periods. This policy includes a prohibition on the hedging of Company stock, including prohibiting the selling of Company securities short or buying or selling call or put options or other derivatives.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, we believe that all reports required to be filed by our directors, officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2014 were filed on a timely basis.

EXECUTIVE OFFICERS

In addition to Mr. Andrew Silberfein, the President and Chief Executive Officer of the Company, for whom biographical information is provided in the section of this proxy statement entitled “PROPOSAL 1-ELECTION OF DIRECTORS,” the individuals listed below serve as the executive officers of the Company. The following biographies describe each of their business experience.

Name and present position with the Company	Age, period served as an executive officer and other business experience

Benjamin Schall Chief Operating Officer
Mr. Schall, 40, has served as the Chief Operating Officer of the Company since March 8, 2012. Mr. Schall formerly was the Senior Vice President of the Retail Division at Vornado Realty Trust (“Vornado”), where he was employed for 10 years prior to joining the Company. In such capacity, his responsibilities included overseeing all facets of Vornado’s suburban retail shopping center business, consisting of 18 million square feet in 140 assets representing a value of $3 billion. Overall, Mr. Schall has over 13 years of experience in the real estate industry. Mr. Schall holds a Bachelor of Arts degree from Swarthmore College and a Masters of Business Administration from the Harvard University School of Business. Mr. Schall is a Trustee of University Settlement of NYC.

John Wain Chief Financial Officer
Mr. Wain, 49, has served as the Chief Financial Officer of the Company since October 3, 2012. Mr. Wain formerly was a Managing Director and the Head of Real Estate Americas at Credit Agricole Corporate and Investment Bank (formerly Calyon Corporate & Investment Bank) (“Credit Agricole”), where he was employed for eight years prior to joining the Company. In such capacity, he had responsibility for overseeing Credit Agricole’s U.S. real estate lending business. Over the course of his banking career, Mr. Wain has focused extensively on structuring and negotiating secured and unsecured corporate real estate facilities and property level loans for public real estate investment trusts, owners and developers, as well as corporate bonds, interest rate derivatives and equity transactions. Overall, Mr. Wain has over 26 years of experience in the real estate and banking industry. Mr. Wain holds a Bachelor of Science degree in Business Administration, Real Estate and Urban Economic Studies from the University of Connecticut.

Brian Harper Executive Vice President of Leasing and Acquisitions
Mr. Harper, 39, has served as the Executive Vice President of Leasing and Acquisitions of the Company since January 12, 2012. Mr. Harper formerly was the Senior Vice President of Leasing for GGP, where he was employed for five years prior to joining the Company. While employed by GGP, he oversaw the leasing efforts of a $2 billion multi-state portfolio and was one of the original members of the team that was key to the formation and spin-off of the Company. Prior to joining GGP, he was a Vice President at RED Development and an Associate at Cohen-Esrey Real Estate Services, LLC. Mr. Harper has been involved with ground-up development, asset repositions, distressed real estate and “regular” mall leasing. During these different leasing assignments, Mr. Harper won several awards, including Chain Store Age’s 10 Under 40 in Real Estate. He has served as a panelist for the International Council of Shopping Centers and is an active member of the organization. Overall, Mr. Harper has over 14 years of experience in the retail real estate industry. Mr. Harper holds a Bachelor of Arts degree from the University of Kansas. Mr. Harper is Co-Founder and Chairman of the Breaking Ground Foundation.

Susan Elman Executive Vice President, General Counsel and Secretary
Ms. Elman, 55, has served as the Executive Vice President, General Counsel and Secretary of the Company since April 2012. Ms. Elman previously was the Senior Vice President and Deputy General Counsel of Forest City Ratner Companies ("FCRC"), where she was employed for over 15 years prior to joining the Company. At FCRC, she was responsible for overseeing all legal matters pertaining to the company, including development, financing, leasing, acquisition and disposition, joint venture, litigation and corporate matters. Ms. Elman handled the closing of over $5 billion of complex real estate transactions. Ms. Elman previously was a practicing attorney at the law offices of Battle Fowler, LLP from 1987 through 1994, and of Stroock & Stroock & Lavan LLP from 1985 through 1987. Overall, Ms. Elman has more than 25 years of experience in the real estate industry. She holds a Bachelor of Arts degree from the University of Pennsylvania and Juris Doctor from the Boston University School of Law and is admitted to the bar in the State of New York. Ms. Elman is a Trustee of the Jewish Child Care Association and a member of the Urban Land Institute.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table shows information regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of the Board of Directors, each director nominee and each of our named executive officers; and

•	all members of the Board of Directors and our executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock that may be acquired currently or within 60 days of March 11, 2015 through the exercise of any option, warrant or right, the conversion of a security, the power to revoke a trust, discretionary account or similar arrangement or the automatic termination of a trust, discretionary account or similar arrangement are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. No director, director nominee or executive officer of the Company has pledged shares of our common stock as security nor is permitted under our Policy on Insider Trading and Communications with the Public to enter into hedging transactions with respect to shares of our common stock.

Except as noted by footnote, all stockholdings listed below are as of March 11, 2015 and the percentages of beneficial ownership listed below are based on 57,798,968 shares of common stock outstanding as of March 11, 2015.

Unless otherwise indicated, the address for each holder listed below is c/o Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036.

Name and address of beneficial owner	Number of Shares	Percent of Total
Brookfield Asset Management Inc.(1)	19,387,625	33.6%
FMR LLC(2)	8,076,294	14.0%
Signature Global Asset Management(3)	4,873,206	8.4%
The Vanguard Group(4)	4,718,247	8.2%
BlackRock, Inc.(5)	4,694,272	8.1%
Horizon Kinetics LLC(6)	3,709,951	6.4%
First Manhattan Co.(7)	3,700,097	6.4%
Bank of Montreal(8)	3,489,950	6.0%
Jeffrey Blidner	—	—
Richard Clark	—	—
Susan Elman	99,657	* %
Christopher Haley	10,358	* %
Brian Harper	243,096	* %
Michael Hegarty	6,790	* %
Brian Kingston	—	—
David Kruth	17,038	* %
Michael Mullen	24,338	* %
Benjamin Schall	402,024	* %
Andrew Silberfein	852,900	1.5%
John Wain	179,594	* %
All directors and executive officers as a group (12 persons)(9)	1,835,795	3.2%
* Denotes less than 1.0%

(1)
The following Brookfield entities may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of common stock held by all members of the “group”: Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC, Brookfield Asset Management Inc., Partners Limited, Brookfield Holdings Canada Inc., Brookfield Asset Management Private Institutional Capital Adviser US, LLC, Brookfield Property Partners Limited, Brookfield Property Partners L.P., Brookfield Property L.P., Brookfield US Holdings Inc., Brookfield US Corporation, Brookfield BPY Holdings (US) Inc., BPY Canada Subholdings 1 ULC, BPY Canada Subholdings 2 ULC, BPY Canada Subholdings 3 ULC, BPY Canada Subholdings 4 ULC, Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, Brookfield BPY Retail Holdings Sub I LLC, BPY Retail III LLC and New Brookfield Retail Holdings R 2 LLC. Accordingly, each of the above Brookfield entities may be deemed to beneficially own 19,387,625 shares of common stock constituting beneficial ownership of 33.6% of the shares of the Company’s common stock. The following Brookfield entities directly own more than 5% of the outstanding shares of the Company’s common stock in the following amounts: (i) Brookfield Retail Holdings VII LLC directly owns 2,946,661 shares of common stock, representing approximately 5.1% of the shares of the Company’s common stock and (ii) New Brookfield Retail Holdings R 2 LLC directly owns 14,995,702 shares of common stock, representing approximately 26.0% of the shares of the Company’s common stock. Each of Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC and Brookfield Retail Holdings IV-D Sub II LLC (collectively, the “Investment Vehicles”) expressly disclaims, to the extent permitted by applicable law, (a) beneficial ownership of any shares of common stock held by each of the other Investment Vehicles and (b) beneficial ownership of any shares of common stock held by Brookfield BPY Retail Holdings Sub I LLC or New Brookfield Retail Holdings R 2 LLC. Brookfield BPY Retail Holdings Sub I LLC and New Brookfield Retail Holdings R 2 LLC expressly disclaim, to the extent permitted by applicable law, beneficial ownership of any shares of common stock held by the Investment Vehicles. The address of each such Brookfield managed entity is c/o Brookfield Retail Holdings VII LLC, 4 Brookfield Place, 250 Vesey Street, New York, New York 10281-1021.

(2)
Based on information as of December 31, 2014 set forth in a report on Schedule 13G/A filed with the SEC by FMR LLC, Edward C. Johnson III, Abigail P. Johnson, Fidelity Small Cap Discovery Fund and Fidelity Small Cap Value Fund on February 13, 2015, FMR LLC, Edward C. Johnson III and Abigail P. Johnson have sole dispositive power over 8,076,294 shares, Fidelity Small Cap Discovery Fund has sole voting power over 2,962,122 shares and Fidelity Small Cap Value Fund has sole voting power over 3,700,000 shares. The address of FMR LLC, Edward C. Johnson III, Abigail P. Johnson, Fidelity Small Cap Discovery Fund and Fidelity Small Cap Value Fund is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Based on information as of December 31, 2014 set forth in a report on Schedule 13G/A filed with the SEC by Signature Global Asset Management, a business unit of CI Investments Inc. (“Signature”), on February 12, 2015, Signature has sole voting power and sole dispositive power over 4,873,206 shares. The address of Signature is c/o CI Investments Inc., 2 Queen Street East, Twentieth Floor, Toronto, Ontario, M5C 3G7, Canada.

(4)
Based on information as of December 31, 2014 set forth in a report on Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2015, The Vanguard Group has sole voting power over 98,795 shares, shared voting power over 7,500 shares, sole dispositive power over 4,667,852 shares and shared dispositive power over 50,395 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Based on information as of December 31, 2014 set forth in a report on Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 23, 2015, BlackRock has sole voting power over 4,605,194 shares and sole dispositive power over 4,694,272 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(6)
Based on information as of December 31, 2014 set forth in a report on Schedule 13G/A filed with the SEC by Horizon Kinetics LLC (“Horizon Kinetics”) on February 18, 2015, Horizon Kinetics has sole voting power and sole dispositive power over 3,709,951 shares. The address of Horizon Kinetics is 470 Park Avenue South, 4th Floor South, New York, New York 10016.

(7) Based on information as of calendar year 2014 set forth in a report on Schedule 13G filed with the SEC by First Manhattan Co. (“First Manhattan”) on February 12, 2015, First Manhattan has sole voting and dispositive power over 546,850 shares, shared voting power over 2,934,299 shares and shared dispositive power over 3,153,237 shares. The address of First Manhattan is 399 Park Avenue, New York, New York 10022.

(8)
Based on information as of December 31, 2014 set forth in a report on Schedule 13G/A filed with the SEC by Bank of Montreal, BMO Harris Financial Advisors, Inc., BMO Harris Bank N.A. and BMO Nesbitt Burns Inc., on February 13, 2015, Bank of

Montreal has sole voting power and sole dispositive power over 12 shares and has shared voting power and shared dispositive power over 486 shares, BMO Harris Financial Advisors, Inc. has sole voting power and sole dispositive power over 12 shares, BMO Harris Bank N.A. has shared voting power and shared dispositive power over 486 shares and BMO Nesbitt Burns Inc. does not have sole voting power, sole dispositive power, shared voting power or shared dispositive power over any shares. The address of Bank of Montreal is 1 First Canadian Place, Toronto, Canada M5X 1A1. The address of BMO Harris Bank N.A. is 111 West Monroe Street, Floor 6E, Chicago, Illinois 60690. The address of BMO Harris Financial Advisors, Inc. is 311 West Monroe Street, Fourteenth Floor, Chicago, Illinois 60603. The address of BMO Nesbitt Burns Inc. is IBG Financial Department, FCP-7th Floor, Toronto, Ontario M5X 1H3 Canada.

(9)
Includes shares of restricted stock for which the holder has the right to vote. The number of shares reported includes shares covered by options held by our named executive officers that are exercisable within 60 days of March 11, 2015 as follows: Ms. Elman, 75,120; Mr. Harper, 167,630; Mr. Schall, 248,280; Mr. Silberfein, 571,560; and Mr. Wain, 139,810.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion explains the type and amount of compensation provided to our executive officers named in the 2015 Summary Compensation Table below (the “named executive officers”), as well as the principles and processes that our Compensation Committee has established with respect to executive compensation.

Compensation Philosophy and Objectives

Our executive compensation policy, as established by our Compensation Committee, seeks to align the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long-term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability while also ensuring a competitive cost structure for the Company. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

In establishing compensation, the Compensation Committee intends to provide employees, including our executive officers, with a competitive total compensation package balanced among:

•	Base Salary: Intended to provide a competitive and stable annual salary at a level consistent with the particular employee's contributions and industry standards;

•
Short-term Incentives: Cash bonuses intended to link each individual employee's compensation to individual performance and company performance, weighted based on the employee's level within the Company; and

•
Long-term Incentives: Grants of stock options and restricted stock to align the interests of our senior executives and stockholders and to encourage senior executives to maximize long-term stockholder value.

In 2014, the main goal of our executive compensation program was to motivate and retain key executives who possess the skills and talent necessary to lead and, where appropriate, transform our business. The Company expects to periodically consult market data, such as the Ferguson Partners NAREIT Compensation Survey, and/or engage a compensation consultant to provide a reference point for executive compensation determinations. Such market data will be used to set a broad contextual backdrop for the Compensation Committee’s deliberations, and not as a directive to set pay at certain levels. Of equal or greater importance when setting pay levels will be the Compensation Committee’s and Chief Executive Officer’s evaluation of the performance, talent and skill sets of our executive officers, the performance of the Company and broader economic conditions that have an impact on the retail sector.

Performance of the Company in 2014

Fiscal year 2014 was a year of significant growth for our Company. Our executive officers, under the leadership of our Chief Executive Officer, were instrumental in our success. In furtherance of our strategic goals and in a manner consistent with creation of value for shareholders, we achieved the following results:

•
Leasing(1): Executed over 2.2 million square feet of in-line leasing, and 1.03 million square feet of anchor leasing, improving our operational metrics and results. Our operating portfolio in-line leasing increased to 91.8% (95.1% including anchors), up 20 basis points from 2013 and our permanent leasing increased to 82.4%, up 20 basis points from 2013, and our occupancy increased to 89.7%, up 50 basis points since 2013. The quality and character of our malls continued to improve through the addition of 23 large-format leases, consisting of junior boxes, entertainment and high-volume restaurant tenants;
(1) The operating portfolio excludes properties undergoing redevelopment with significant disruption and three special consideration assets (i.e., assets that have a heightened probability of being conveyed to the lender absent substantive renegotiations).

•
Capital Markets and Balance Sheet: Strengthened our balance sheet and financial flexibility by refinancing $150.7 million of property secured debt, ending the year with a portfolio weighted average expiration date of 4.7 years and a weighted average interest rate of 4.64%. Completed the Company's first equity raise, selling 8.05 million shares at $19.50 per share, netting $150.7 million after fees and expenses;

•
Acquisitions: Completed acquisitions with a gross value of $230.8 million (including a 51% controlling interest in a joint venture with an option to acquire the remaining interest in the near future) thereby furthering the Company's geographic diversification in the southeast. Entered into a contract and completed due diligence on the purchase of a $49.0 million mall in California, one of our core states in the country;

•
Dispositions: Substantially completed a $32.2 million de-malling and redevelopment of an unproductive enclosed mall in a highly competitive market into a supermarket anchored, institutional quality top power center. Entered into a contract to sell the property for $106.7 million, which will generate net proceeds of $54.7 million over our total costs, and allow capital to be recycled into higher yielding acquisitions and on-going capital investments; and

•
Capital Investments: Created significant value throughout the portfolio with the completion and commencement of key development and redevelopment projects. These investments involve over 48% of the initial portfolio of the Company at the time of our spin-off from GGP in January 2012.

The Compensation Committee took these achievements into account in making compensation decisions in 2014, particularly with respect to annual bonuses. See the section entitled—"Components of Compensation—Annual bonus (short-term incentive)" below for additional information.

Role of the Compensation Committee

Our Compensation Committee discharges the responsibility of the Board of Directors relating to the compensation of the named executive officers. During 2014, the members of the Compensation Committee were Mr. Richard Clark (Chair), Mr. David Kruth and Mr. Michael Mullen. In addition, the Compensation Committee is permitted to delegate its responsibilities to a subcommittee comprised of one or more of its members. The Compensation Committee has created an Equity Incentive Plan Subcommittee comprised of Mr. Mullen and Mr. Kruth that is responsible for, among other things, administering our 2012 Equity Incentive Plan and our Management Incentive Plan.

During its review of the compensation of the named executive officers, the Compensation Committee considers the balance between short-term cash compensation and long-term incentives, evaluates the performance of the named executive officers in light of established goals and objectives, considers the Company's overall performance during the prior year and relative stockholder return and sets the compensation levels of the named executive officers based on that evaluation. In addition, the Chief Executive Officer has been instrumental in providing the Compensation Committee with additional recommendations and analyses of the performance of the named executive officers and the Company. For 2015 and beyond, the Compensation Committee may periodically use survey data in addition to considering individual and Company performance to determine appropriate compensation levels for the named executive officers.

Role of Our Chief Executive Officer in Executive Compensation

Our Chief Executive Officer provides the Compensation Committee with analyses and recommendations which reflect such factors as level of experience, time at position and applicable skill set of the named executive officers and the performance and achievements of the Company. Annually, our Chief Executive Officer can and does make recommendations to the Compensation Committee and Equity Incentive Plan Subcommittee with respect to all three components of named executive officer compensation (base salary, short-term incentives and long-term incentives) for each of the named executive officers.

Stock Ownership Guidelines for Named Executive Officers

The Board adopted stock ownership guidelines for named executive officers in order to strengthen the alignment of the interests of the Company's management and stockholders. Our stock ownership guidelines for named executive officers, which are set forth in our Stock Ownership Guidelines, require the named executive officers to own shares of common stock equal to the following values within five years of becoming subject to the guidelines: CEO-five times annual base salary; COO-three times annual base salary; and all other named executive officers-two times annual base salary. The named executive officers are subject to the retention ratios set forth in the Stock Ownership Guidelines.

Components of Compensation

Base salary

The named executive officers’ base salary is intended to provide a competitive and stable annual salary for each employee at a level consistent with individual contributions and at industry standards.

For 2014, the Compensation Committee approved base salaries of $750,000, $500,000, $400,000, $500,000, and $400,000 for Mr. Silberfein, Mr. Schall, Mr. Wain, Mr. Harper and Ms. Elman, respectively. Such base salaries were set at the same levels as those paid to the named executive officers for 2012 and 2013, other than Mr. Harper, whose base salary was adjusted in 2013 and remained consistent for 2014. The Compensation Committee made its determination regarding these base salaries on the basis of its philosophy of maintaining the annual base salaries of the named executive officers at competitive but stable amounts from year to year. It is the Compensation Committee's belief that such annual base salaries should remain flat in order to prioritize the equity-based compensation that the executive officers also have the opportunity to receive, which is discussed below.

Annual bonus (short-term incentive)

Our short-term incentive compensation is intended to link each named executive officer’s compensation to individual and Company performance. For 2014, target awards were maintained at the level established at the time of commencement of employment. Mr. Silberfein’s target award was set at 100% of base salary, each of Mr. Wain’s and Mr. Schall’s target award was set at 75% of base salary and each of Mr. Harper’s and Ms. Elman's target award was set at 50% of base salary. Each named executive officer had the opportunity to earn more or less than this on the basis of the Compensation Committee's assessment of individual and Company performance.

In 2014, the named executive officers were not provided with specific individual or Company performance targets for the annual bonus. In addition, none of the named executive officers had a guaranteed bonus for 2014. Rather, the Compensation Committee made determinations at the end of the year, in its discretion, regarding the annual bonus that each named executive officer should receive. In making these determinations, the Compensation Committee took into account in particular the accomplishments of the Company described in the section entitled "Performance of the Company in 2014" above. In addition, for Mr. Silberfein, the Compensation Committee recognized the following accomplishments:

•
Strategic Vision: Continued to provide the strategic vision for Company growth, including repositioning of under-performing assets and recycling of capital as part of the long-term strategy for individual properties and identifying and completing strategic acquisitions;

•
Operational Success: Increased the portfolio's core net operating income ("Core NOI") by $28.5 million to $189.5 million, a 17.7% increase over the prior year. On a same property basis, Core NOI, as adjusted, increased by $3.8 million to $131.4 million, a 3.0% increase over the prior year. Furthermore, core funds from operations ("Core FFO") increased by $17.0 million to $94.5 million, a 22.0% increase over the prior year. For a discussion of our use of Core NOI and Core FFO, which are non-GAAP financial measures, and for reconciliations of net loss to Core NOI and Core FFO, see the section entitled "Item 6 - Selected Financial Data-Non-GAAP Financial Measures" in our Annual Report on Form 10-K for the year ended December 31, 2014;

•
Property Ranking: Completed analysis in connection with ranking properties in order of highest growth to lowest growth potential and developed a plan for continuing to recycle capital from low growth properties;

•
Portfolio Wide Initiatives: Oversaw the significant progress made towards completing the conversion of the Company's corporate technology infrastructure and business applications to a Cloud-based platform to support long-term growth. Oversaw the implementation of key strategies resulting in a more effective and cost-efficient portfolio, including significant reductions in major expense categories of security, housekeeping and utilities; and

•
Investor and Director Engagement: Continued to pursue an active program of investor relations and outreach to shareholders, analysts and other constituents, including increasing analyst coverage to six, up from one analyst the prior year. Continued to work with the Board on succession planning for senior management to identify potential future leaders of the Company.

Following this assessment, the Compensation Committee awarded Mr. Silberfein 183% of his base salary as a cash bonus for 2014. The Compensation Committee awarded Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman 138%, 155%, 120% and 100% of his or her base salary, respectively, as a cash bonus for 2014. It was the Compensation Committee's view that each of our named executive officers performed well and had strategic roles in achieving the Company's 2014 results.

Equity-based compensation (long-term incentive)

Our long-term incentive compensation is intended to encourage actions to maximize long-term stockholder value. Accordingly, the Company has adopted the 2012 Equity Incentive Plan (the “Equity Plan”).

In 2014, Mr. Silberfein, Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman received equity compensation awards in the form of time-vested options and time-vested restricted stock. These grants were intended to retain and motivate our named executive officers, as well as align a portion of their compensation with the performance of our common stock. The awards that the named executive officers received were as follows:

	Stock Options	Restricted Stock Awards	Total
Andrew Silberfein	273,200	13,587	286,787
John Wain	48,600	4,891	53,491
Benjamin Schall	91,100	6,793	97,893
Brian Harper	85,800	5,435	91,235
Susan Elman	48,700	3,623	52,323

Since these awards were granted in early 2014, the Compensation Committee determined that the amounts were appropriate on the basis of individual and Company performance in 2013. The amounts are reflective of the Company's and named executive officers' success in achieving significant growth, as well as the Compensation Committee's goal of aligning the interests of our senior executives and stockholders.

Subject to the executive’s continued service, each of the option awards that were granted in 2012, 2013, and 2014 vests evenly over five years, commencing with the first anniversary of the date of grant. Subject to the executive’s continued service, each of the restricted stock awards that were granted in 2013 and 2014 vests evenly over three years, commencing with the first anniversary of the date of grant. Mr. Silberfein's 2012 restricted stock award vested evenly over three years, commencing with the first anniversary of his commencement of employment. Mr. Schall's, Mr. Wain's, Mr. Harper's and Ms. Elman's 2012 restricted stock award vests evenly over four years, commencing with the first anniversary of the date of grant.

Retirement Benefits

The Company does not provide any defined benefit pension benefits or supplemental pension benefits to executive officers.

Other Benefits

Our executive officers may participate in various employee benefit programs, including medical and dental benefit programs. The benefit programs are generally available to all Company employees. We also provide all employees of the Company whose customary employment is more than 20 hours per week, including our executive officers, with the opportunity to purchase shares of the Company's common stock through payroll deductions at a 5% discount through our Employee Stock Purchase Plan, which was approved by our stockholders at the 2014 annual meeting of stockholders.

Post-Termination Compensation

Pursuant to either their employment agreements, offer letters or severance letters and our Equity Plan, the named executive officers are entitled to receive certain payments and/or accelerated vesting of stock awards in connection with a termination without cause, resignation for good reason and/or a termination by death or disability or, in certain circumstances, upon a Change in Control of the Company. Such post-termination compensation is a competitive element of executive recruitment and compensation, and also serves as a temporary source of income following an officer’s involuntary termination. The amounts payable to the named executive officers upon a termination or Change in Control are described in the section of this proxy statement entitled “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control.”

Tax Implications of Executive Officer Compensation

The Compensation Committee considered the anticipated tax treatment to the Company and our executive officers of various payments and benefits. In particular, the Compensation Committee determined not to limit executive compensation to the deductible amount under Section 162(m) of the Internal Revenue Code of 1986, ("the Code") as such an election would have a de minimis impact on the Company's tax position. The Compensation Committee will monitor the impact to the Company and consider whether any changes in the Company's programs are warranted. However, the Compensation Committee may continue to approve compensation that does not meet the requirements of Section 162(m) if necessary to attract new hires or to ensure competitive levels of total compensation for the executive officers.

 COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section of this proxy statement entitled “COMPENSATION DISCUSSION AND ANALYSIS” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this proxy statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Richard Clark, Chair
David Kruth
Michael Mullen

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation information for 2014, 2013, and 2012 for our named executive officers, other than Ms. Susan Elman (for whom compensation information for 2014 and 2013 is shown).

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Andrew Silberfein	2014	750,000	1,375,000	250,001		923,416	—	12,500	3,310,917
President and Chief Executive Officer	2013	750,000	1,375,000	250,496		639,288	—	12,500	3,027,284
	2012	750,000	1,950,000	1,900,000		2,167,286	—	12,500	6,779,786

John Wain(4)	2014	400,000	550,000	89,994		164,268	—	12,500	1,216,762
Chief Financial Officer	2013	400,000	550,000	—		113,724	—	12,500	1,076,224
	2012	97,000	300,000	303,000		677,731	—	—	1,377,731

Benjamin Schall(5)	2014	500,000	775,000	124,991		307,918	—	12,500	1,720,409
Chief Operating Officer	2013	500,000	775,000	125,248		213,174	—	12,500	1,625,922
	2012	407,000	375,000	2,150,000		1,029,413	—	—	3,961,413

Brian Harper	2014	500,000	600,000	100,004	—	290,004	—	12,500	1,502,508
Executive Vice President, Leasing	2013	500,000	600,000	—		138,762	—	12,500	1,251,262
	2012	325,000	325,000	113,853		673,891	—	12,500	1,450,244

Susan Elman(6)	2014	400,000	400,000	66,663		164,606	—	12,500	1,043,769
Executive Vice President, General Counsel and Secretary	2013	400,000	400,000	67,568		113,958	—	12,500	994,026

(1) The amounts included in the "Bonus" column include annual incentive bonuses paid for services provided during the year noted, which were paid in cash for 2014, 2013, and 2012. The amounts reported in 2014 were paid in the first quarter of 2015, the amounts reported in 2013 were paid in the first quarter of 2014, and the amounts reported in 2012 were paid in the fourth quarter of 2012.
(2) The amounts included in the "Stock Awards" and "Option Awards" columns are based on the grant date fair value for awards of restricted stock and stock options granted to the named executive officers and are computed in accordance with FASB ASC Topic 718. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 and Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company’s stock price performance and the period of service of the executive.

For Mr. Silberfein, Mr.Wain, Mr. Schall, Mr. Harper and Ms. Elman, the restricted stock awarded in 2014 vests in three equal annual installments beginning on each of the first three anniversaries of February 27, 2014. For Mr. Silberfein, Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman, the stock options awarded in 2014 vest evenly over five years beginning on February 27, 2015. For Mr. Silberfein, Mr. Schall and Ms. Elman, the restricted stock awarded in 2013 vests in three equal annual installments beginning on each of the first three anniversaries of February 28, 2013. For Mr. Silberfein, Mr. Wain, Mr. Schall,

Mr. Harper and Ms. Elman, the stock options awarded in 2013 vest evenly over five years beginning on February 28, 2014. For Mr. Silberfein, the restricted stock awarded in 2012 vests in three equal annual installments on each of the first three anniversaries of January 2, 2012 and the stock options vest in five equal annual installments on each of the first five anniversaries of January 2, 2012. For Mr. Wain, Mr. Schall and Mr. Harper, the restricted stock awarded in 2012 vested evenly over four years on each of the first four anniversaries of March 12, 2012 and the stock options vest evenly over five years beginning on March 12, 2013.
(3) The amounts reported for 2014 represent the $12,500 in 401(k) match for each of Mr. Silberfein, Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman. The amounts reported for 2013 represent the $12,500 in 401(k) match for each of Mr. Silberfein, Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman. The amounts reported for 2012 represent the $12,500 in 401(k) match for each of Mr. Silberfein and Mr. Harper.
(4) Mr. Wain commenced employment with the Company on October 3, 2012.
(5) Mr. Schall commenced employment with the Company on March 15, 2012.
(6) Ms. Elman was recognized by our Board of Directors as an executive officer of the Company on February 27, 2014. Information pertaining to Ms. Elman's compensation in 2013 is included in this proxy statement on a voluntary basis given that she was not a "named executive officer" within the meaning of Item 402(a)(3) of Regulation S-K since she was not serving as an executive officer on or prior to December 31, 2013.

Grants of Plan-Based Awards

The following table indicates equity awards granted in 2014 under the Equity Plan:

Name	Grant Date	All other stock awards: number of shares of stock		All other option awards: number of securities underlying options (#)		Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($) (1)
Andrew Silberfein	2/27/2014	13,587	(2)	—		—	250,001
	2/27/2014	—		273,200	(3)	18.40	923,416
John Wain	2/27/2014	4,891	(2)	—		—	89,994
	2/27/2014			48,600	(3)	18.40	164,268
Benjamin Schall	2/27/2014	6,793	(2)	—		—	124,991
	2/27/2014	—		91,100	(3)	18.40	307,918
Brian Harper	2/27/2014	5,435	(2)	—		—	100,004
	2/27/2014	—		85,800	(3)	18.40	290,004
Susan Elman	2/27/2014	3,623	(2)	—		—	66,663
	2/27/2014	—		48,700	(3)	18.40	164,606

(1) Grant date fair value with respect to the restricted stock is determined in accordance with FASB ASC Topic 718. Grant date fair value with respect to the options is determined using the Black-Scholes-Merton option pricing model in accordance with FASB ASC Topic 718. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating these amounts. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2) Restricted stock vests in three equal installments on February 27, 2015 and each of the first two anniversaries thereof, subject to continued service.
(3) Options vest in five equal annual installments on February 27, 2015 and each of the first four anniversaries thereof, subject to continued service.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Silberfein Employment Agreement

We are party to an employment agreement with Mr. Andrew Silberfein (the “Silberfein Agreement”), our President and Chief Executive Officer since January 2, 2012. Pursuant to the Silberfein Agreement, Mr. Silberfein receives annual base compensation of $750,000. The Silberfein Agreement calls for Mr. Silberfein to have a target annual cash bonus equal to 100% of his base salary. For 2014, Mr. Silberfein received a cash bonus of $1,375,000 in recognition of the Company's performance described above. In addition, the Silberfein Agreement required that certain equity awards be made in 2012, but included no such requirement with respect to awards in 2013 or thereafter.

The amounts payable to Mr. Silberfein upon a termination or Change in Control are described in the section entitled “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control” below.

Schall Offer Letter

We are party to an offer letter with Mr. Benjamin Schall (the “Schall Offer Letter”), our Chief Operating Officer since March 15, 2012. Pursuant to the Schall Offer Letter, Mr. Schall receives annual base compensation of $500,000. The Schall Offer Letter calls for Mr. Schall to have a target annual cash bonus equal to 75% of his base salary. For 2014, Mr. Schall received a cash bonus of $775,000 in recognition of the Company's performance described above. In addition, the Schall Offer Letter required that certain equity awards be made in 2012, but included no such requirement with respect to awards in 2013 or thereafter.

The amounts payable to Mr. Schall upon a termination or Change in Control are described in the section entitled “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control” below.

Wain Offer Letter

We are party to an offer letter with Mr. John Wain (the “Wain Offer Letter”), our Chief Financial Officer since October 3, 2012. Pursuant to the Wain Offer Letter, Mr. Wain receives annual base compensation of $400,000. The Wain Offer Letter calls for Mr. Wain to have a target annual cash bonus equal to 75% of his base salary. For 2014, Mr. Wain received a cash bonus of $550,000 in recognition of the Company's performance described above. In addition, the Wain Offer Letter required that certain equity awards be made in 2012, but included no such requirement with respect to awards in 2013 or thereafter.

The amounts payable to Mr. Wain upon a termination or Change in Control are described in the section entitled “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control” below.

Elman Offer Letter

We are party to an offer letter with Ms. Susan Elman (the “Elman Offer Letter”), our Executive Vice President, General Counsel and Secretary of the Company since April 2, 2012. Pursuant to the Elman Offer Letter, Ms. Elman receives annual base compensation of $400,000. The Elman Offer Letter calls for Ms. Elman to have a target annual cash bonus equal to 50% of her base salary. For 2014, Ms. Elman received a cash bonus of $400,000 in recognition of the Company's performance described above. In addition, the Elman Offer Letter required that certain equity awards be made in 2012, but included no such requirement with respect to awards in 2013 or thereafter.

The amounts payable to Ms. Elman upon a termination or Change in Control are described in the section entitled “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2014:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($) (1)
Andrew Silberfein	—	273,200	(2)	18.40	2/27/2024	13,587	(3)	251,631
	54,640	218,560	(4)	16.48	2/28/2023	10,133	(3)	187,663
	271,760	407,640	(5)	14.72	01/2/2022	43,026	(6)	796,842
John Wain	—	48,600	(2)	18.40	2/27/2024	4,891	(3)	90,581
	9,720	38,880	(4)	16.48	2/28/2023	—		—
	110,650	165,975	(7)	14.46	10/3/2022	10,478	(8)	194,053
Benjamin Schall	—	91,100	(2)	18.40	2/27/2024	6,793	(3)	125,806
	18,220	72,880	(4)	16.48	2/28/2023	5,067	(3)	93,841
	129,080	258,160	(9)	14.72	3/12/2022	73,030	(10)	1,352,516
Brian Harper	—	85,800	(2)	18.40	2/27/2024	5,435	(3)	100,656
	11,860	47,440	(4)	16.48	2/28/2023	—		—
	84,500	169,001	(9)	14.72	3/12/2022	3,868	(10)	71,635
Susan Elman	—	48,700	(2)	18.40	2/27/2024	3,623	(3)	67,098
	9,740	48,700	(4)	16.48	2/28/2023	2,733	(3)	50,615
	30,600	45,900	(9)	14.72	3/12/2022	5,096	(10)	94,378

(1) The market value of unvested restricted stock shares is calculated by multiplying the number of shares by $18.52, the closing market price of our common stock on December 31, 2014.
(2) These options were granted on February 27, 2014 and vest in 20% increments beginning on February 27, 2015 and each of the first four anniversaries thereof.
(3) Represents the unvested portion of an award of restricted stock that vests in equal annual installments on each of the first three anniversaries of the date of grant.
(4) These options were granted on February 27, 2013 and vest in 20% increments on February 28, 2014 and each of the first four anniversaries thereof.
(5) Represents the options that were granted on March 12, 2012 and vest in 20% increments on January 2, 2013 and each of the first four anniversaries thereof.
(6) Represents the unvested portion of an award of restricted stock that vested one-half on January 2, 2014 and one-half on January 2, 2015. The vesting of 43,026 shares of such award of restricted stock was accelerated from January 2, 2013 to December 19, 2012.
(7) These options were granted on October 3, 2012, and vest in 20% increments on October 3, 2013 and each of the first four anniversaries thereof.
(8) Represents the unvested portion of an award of restricted stock granted October 3, 2012 that vests in equal installments on each of the first four anniversaries of the date of the grant.
(9) These options were granted on March 12, 2012 and vest in 20% increments on March 12, 2013 and on each of the first four anniversaries thereof.
(10) Represents the unvested portion of an award of restricted stock that vests one-third on each of March 12, 2014, 2015 and 2016. For Mr. Schall, the vesting of 36,515 shares of such award of restricted stock was accelerated from March 12, 2013 to December 19, 2012. For Mr. Harper, the vesting of 1,933 shares of such award of restricted stock was accelerated from March 12, 2013 to December 19, 2012. For Ms. Elman, the vesting of 2,547 shares of such award of restricted stock was accelerated from March 12, 2013 to December 19, 2012.

Option Exercises and Stock Vested

There were no options exercised by our named executive officers during 2014. The following table sets forth information regarding the vesting of stock awards during 2014 for our named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Andrew Silberfein	48,093	$1,049,601
John Wain	5,238	$85,275
Benjamin Schall	39,048	$679,492
Brian Harper	1,934	$33,478
Susan Elman	3,915	$69,696

(1) Represents the vesting of restricted stock under the Equity Plan and the Management Incentive Plan.
(2) Value realized on vesting of restricted stock is the fair market value on the date of vesting. Fair market value is based on the closing price on the date of vesting as reported by the NYSE.

Potential Payments Upon Termination or Change in Control

Employment Agreement and Offer and Severance Letters

Mr. Andrew Silberfein is subject to an employment agreement with the Company. Mr. John Wain, Mr. Benjamin Schall and Ms. Susan Elman are each subject to an offer letter with the Company. Mr. Brian Harper is subject to a severance letter with the Company, which became effective as of February 27, 2014 and governs the severance benefits he is entitled to in the event his employment is terminated without cause. Mr. Silberfein’s term of employment will end on December 31, 2016, unless terminated at an earlier time. The offer letters for Mr. Wain, Mr. Schall and Ms. Elman and the severance letter for Mr. Harper specify that their employment is at-will and do not designate any term of employment.

In the event that Mr. Silberfein’s employment is terminated by us without Cause or by Mr. Silberfein for Good Reason, we are obligated to provide severance benefits. “Cause” is defined as Mr. Silberfein’s: (i) willful and continued failure or refusal to perform his duties; (ii) gross misconduct in connection with his employment; (iii) act of dishonesty or breach of trust in connection with his employment; (iv) conviction of, or plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, dishonesty or misappropriation; (v) conduct which is likely to injure the reputation or business of the Company or its affiliates, including, without limitation, any breach of the Company’s code of conduct or the willful violation of any policies of the Company or its affiliates; (vi) breach of any confidentiality, non-solicitation or non-competition obligations of the Company or its affiliates; (vii) material breach of any of the provisions of the employment agreement which (if curable) is not cured within 15 days of written notice; or (viii) breach of his representation that his employment does not violate the terms of any employment or other agreement to which he is bound. “Good Reason” is defined as: (i) any material reduction in Mr. Silberfein’s base salary or eligibility for his target cash bonus; (ii) the relocation of Mr. Silberfein’s principal place of employment outside of the borough of Manhattan, New York; or (iii) any material or adverse change in Mr. Silberfein’s position, title, authority, job duties or responsibilities, in each case that has not been cured within 60 days after written notice has been given.

In the event that Mr. Silberfein’s employment is terminated by us without Cause or he resigns for Good Reason, Mr. Silberfein will be entitled to receive the following: (i) cash severance equal to two times the sum of his base salary and target annual cash bonus, payable in bi-weekly installments over the two-year period following the date of termination; (ii) any earned but unpaid annual cash bonus related to a fiscal year prior to the year of termination; (iii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs; (iv) immediate vesting of any unvested portion of the restricted stock granted in connection with the commencement of his employment (“signing restricted stock”); and (v) up to 18 months of COBRA continuation coverage at the active employee rate.

In the event that Mr. Silberfein’s employment is terminated due to death or disability, he will be entitled to the following: (i) any earned but unpaid annual cash bonus relating to a fiscal year prior to the year of termination; (ii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs; and (iii) immediate vesting of any unvested portion of his signing restricted stock. Pursuant to a letter agreement between us and Mr. Silberfein, in the event that Mr. Silberfein is terminated by us without Cause, the portion of his options granted in 2012 that would have vested during the one year period following the termination date, if any, shall vest on the termination date.

If we terminate Mr. Silberfein’s employment for Cause, if Mr. Silberfein terminates his employment without Good Reason or if Mr. Silberfein’s employment agreement is not renewed following expiration of the employment period, then Mr. Silberfein is not entitled to receive any severance payments or benefits.

All severance payments are subject to: (i) Mr. Silberfein’s execution and effectiveness of a general release of all claims; (ii) Mr. Silberfein’s continued compliance with the non-competition and non-solicitation provisions set forth in the employment agreement; and (iii) no material and willful breach by Mr. Silberfein of the other restrictive covenants (including confidentiality, assignment of inventions, return of property, resignation upon termination, cooperation and non-disparagement) set forth in the employment agreement.

In the event Mr. Wain’s, Mr. Schall’s, Mr. Harper's or Ms. Elman's employment is terminated by us without cause, we are obligated to provide severance benefits as set forth below. None of the offer or severance letters expressly define cause.

Awards Under the 2012 Equity Incentive Plan

Under the Equity Plan, upon a termination of service other than for Cause, death or disability, unless otherwise specified in an award agreement, all unvested awards shall terminate and be forfeited as of the date of termination and all vested options and stock appreciation rights shall terminate and be forfeited on the earlier of 90 days following the date of termination and the expiration of the term of such options and stock appreciation rights. Upon a termination for Cause, unless otherwise specified in an award agreement, all awards shall terminate effective as of the date of termination or the date the act or omission constituting Cause is determined to have occurred. Upon a termination due to death or disability, unless otherwise specified in an award agreement, all unvested awards shall terminate and be forfeited as of the date of termination and all vested options and stock appreciation rights shall terminate on the earlier of one year following the date of termination and the expiration of the term of such options and stock appreciation rights.

Unless otherwise specified in an award agreement, “Cause” means the occurrence of any of the following: (i) indictment for a felony or crime of dishonesty or moral turpitude; (ii) insubordination, gross negligence or willful misconduct in the performance of the participant’s duties; (iii) illegal use of controlled substances during the performance of participant’s duties or that adversely affects the reputation or best interests of the Company or an affiliate; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any affiliate; (v) material breach of any written employment, non-competition, non-solicitation, confidentiality or similar agreement with the Company or any affiliate; (vi) noncompliance with a Company policy or code of conduct; (vii) persistent neglect of duty or chronic unapproved absenteeism; or (viii) willful and deliberate failure in the performance of the participant’s duties in any material respect, in each case, as determined in good faith by the Compensation Committee in its sole discretion. Notwithstanding the foregoing, with respect to any participant who has an employment agreement that defines Cause or a like term, Cause shall have the meaning set forth in such employment agreement.

Under the Equity Plan, upon the occurrence of a Change of Control, unless the Compensation Committee shall determine otherwise in an award agreement, the Compensation Committee shall adjust the terms and conditions of outstanding awards to continue, substitute, accelerate exercisability or vesting or cancel such awards for fair value. Unless otherwise specified in an award agreement, “Change of Control” means the occurrence of any of the following: (i) any consolidation, amalgamation or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than 50% of the equity measured by economic value or voting power (by contract, share ownership or otherwise) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; (ii) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person; (iii) during any period of 12 consecutive months commencing on or after January 12, 2012, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Restricted Stock

In the event that Mr. Silberfein’s employment is terminated by us without Cause or by Mr. Silberfein for Good Reason or due to death or disability, any unvested shares of his restricted stock that were granted in 2013 and thereafter will be forfeited without any consideration. For this purpose, Cause and Good Reason have the meanings given to such terms in Mr. Silberfein’s employment agreement. In the event Mr. Silberfein's employment is terminated for any other reason, any unvested shares of his restricted stock shall be forfeited without any consideration.

In the event that Mr. Wain’s, Mr. Schall’s, Mr. Harper's or Ms. Elman's employment is terminated by us without Cause, any unvested shares of such executive’s restricted stock that were granted in 2012 will vest in full, subject to such executive’s execution of a general release of claims in a form reasonably acceptable to the Company, and any unvested shares of their restricted stock that were granted in 2013 and thereafter will be forfeited without any consideration. For this purpose, Cause shall have the meaning given to such term in the Equity Plan. In the event Mr. Wain’s, Mr. Schall’s, Mr. Harper's or Ms. Elman's employment is terminated for any other reason, any unvested shares of such executive’s restricted stock shall be forfeited without any consideration.

Stock Options

In the event Mr. Silberfein’s employment is terminated by us without Cause, the portion of his stock options granted in 2012 that would have vested during the one-year period following the date of termination shall vest, subject to his execution of a general release of claims in accordance with his employment agreement, and his unvested stock options granted in 2013 and thereafter shall immediately be terminated and forfeited without consideration. In the event Mr. Silberfein’s employment is terminated by us for Cause, his stock options, including any vested portion, shall immediately be terminated and forfeited without consideration. In the event Mr. Silberfein’s employment is terminated due to death or disability, any unvested portion of his stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of one year following such termination and the expiration of the term of such stock options. In the event Mr. Silberfein’s employment is terminated for any other reason, any unvested portion of his stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of 90 days following such termination and the expiration of the term of such stock options.

In the event Mr. Wain’s, Mr. Schall’s, Mr. Harper’s or Ms. Elman's employment is terminated by us for Cause, such executive’s stock options, including any vested portion, shall immediately be terminated and forfeited without consideration. In the event Mr. Wain’s, Mr. Schall’s, Mr. Harper’s or Ms. Elman's employment is terminated due to death or disability, any unvested portion of such executive’s stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of one year following such termination and the expiration of the term of such stock options. In the event Mr. Wain’s, Mr. Schall’s Mr. Harper’s or Ms. Elman's employment is terminated for any other reason, any unvested portion of such executive’s stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of 90 days following such termination and the expiration of the term of such stock options.

The following tables assume that the termination or Change in Control, as applicable, took place on December 31, 2014, and that the Compensation Committee decided to accelerate all equity awards in connection with such Change in Control.

Mr. Silberfein would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control (1)	Death or Disability
Cash Severance Payment:	$2,250,000	(2)	$—	$—	$—
Equity:
Restricted Stock(3)	796,842	(4)	—	1,236,136	796,842	(4)
Options(3)	528,884	(5)	—	2,027,678	—
Benefits and Perquisites:
COBRA(6)	41,000		—	—	—
Total	$3,616,726		$—	$3,263,814	$796,842

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Mr. Silberfein is entitled to two times the sum of his base salary and target cash bonus payable in biweekly installments over the two-year period following the date of termination pursuant to his employment agreement.

(3) Based upon a closing price per share of $18.52 on December 31, 2014.
(4) Upon termination by us without Cause or by Mr. Silberfein for Good Reason or due to death or disability, any unvested shares of Mr. Silberfein's restricted stock granted in connection with the commencement of his employment will vest in full.
(5) Upon termination by us without Cause, the portion of Mr. Silberfein’s options granted in connection with the commencement of his employment that would have vested during the one-year period following the date of termination will vest.
(6) Upon termination by us without Cause or resignation by Mr. Silberfein for Good Reason, Mr. Silberfein is entitled to up to 18 months of COBRA continuation coverage at the active employee rate.

Mr. Wain would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control (1)	Death or Disability
Cash Severance Payment:	$200,000	(2)	$—	$—	$—
Equity:
Restricted Stock(3)	194,053	(4)	—	284,634	—
Options(3)	—		—	759,006	—
Benefits and Perquisites:
COBRA	—		—	—	—
Total	$394,053		$—	$1,043,640	$—
________________________________________________________________________________________________
(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Mr. Wain is entitled to six months base salary if termination occurs without cause pursuant to his offer letter.
(3) Based upon a closing price per share of $18.52 on December 31, 2014.
(4) Upon termination by us without Cause, any unvested shares of Mr. Wain’s restricted stock that were granted in 2012 will vest in full.

Mr. Schall would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control (1)	Death or Disability
Cash Severance Payment:	$250,000	(2)	$—	$—	$—
Equity:
Restricted Stock(3)	1,352,516	(4)	—	1,572,613	—
Options(3)	—		—	895,363	—
Benefits and Perquisites:
COBRA	—		—	—	—
Total	$1,602,516		$—	$2,467,976	$—
_______________________________________________________________________________________________________________________
(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Mr. Schall is entitled to six months base salary if termination occurs without cause pursuant to his offer letter.
(3) Based upon a closing price per share of $18.52 on December 31, 2014.
(4) Upon termination by us without Cause, any unvested shares of Mr. Schall’s restricted stock that were granted in 2012 will vest in full.

Mr. Harper would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control (1)	Death or Disability
Cash Severance Payment:	$250,000	(2)	$—	$—	$—
Equity:
Restricted Stock(3)	71,635	(2)	—	172,291	—
Options(3)	—		—	585,546	—
Benefits and Perquisites:
COBRA	—		—	—	—
Total	$321,635		$—	$757,837	$—
__________________________________________________________________________________________________
(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Mr. Harper is subject to a severance letter with the Company that became effective as of February 27, 2014 which governs the severance benefits he is entitled to receive under certain circumstances (the "Harper Severance Letter"). Under the Harper Severance Letter, if Mr. Harper is terminated without Cause, he is entitled to receive six months of base salary and any unvested shares of restricted stock that were granted in 2012 will vest in full.

(3) Based upon a closing price per share of $18.52 on December 31, 2014.

Ms. Elman would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control(1)	Death or Disability
Cash Severance Payment:	$200,000	(2)	$—	$—	$—
Equity:
Restricted Stock (3)	94,378	(4)	—	212,091	—
Options(3)	—		—	259,742	—
Benefits and Perquisites:
COBRA	—		—	—	—
Total	$294,378		$—	$471,833	$—
_______________________________________________________________________________________________
(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Ms. Elman is entitled to six months base salary if termination occurs without cause pursuant to her offer letter.
(3) Assumes closing price per share of $18.52 on December 31, 2014.
(4) Upon termination by us without Cause, any unvested shares of Ms. Elman’s restricted stock that were granted in 2012 will vest in full.

DIRECTOR COMPENSATION

Each non-employee director, including the Chairman of the Board of Directors, is entitled to receive an annual retainer of $75,000, initially paid 50% in cash and 50% in restricted stock. The Chairman of the Board and the Chair of the Audit Committee are entitled to receive additional retainers of $35,000 and $25,000, respectively. The Chairs of the Compensation Committee, Nominating and Governance Committee and Investment Committee are each entitled to receive an additional retainer of $12,500. The Company reimburses all directors for all expenses incurred in attending Board and Board committee meetings.

A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director.

Our director stock ownership policy requires that our directors achieve a minimum ownership of stock equal in value to three times their annual retainer within five years of joining the Board, after which they may elect to receive the annual retainer 75% in cash and 25% in restricted stock. The Board members who are employed by Brookfield are exempt from the stock ownership requirement and are not required to receive a portion of their compensation in restricted stock.

The following table shows compensation information for 2014 for our non-employee directors:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Total ($)
Jeffrey Blidner (3)	—	—	—
Richard Clark	122,500	—	122,500
Christopher Haley	37,500	37,536	75,036
Michael Hegarty	62,500	37,536	100,036
Brian Kingston	87,500	—	87,500
David Kruth	37,500	37,536	75,036
Michael Mullen	50,000	37,536	87,536

(1)
Represents shares of restricted stock received in connection with annual equity portion of compensation. The amounts indicated represent the aggregate grant date fair value for awards of stock, computed in accordance with FASB ASC Topic 718. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating these amounts.

(2) As of December 31, 2014, the following directors have the following number of stock awards outstanding:

Name	Stock awards (#)
Jeffrey Blidner	—
Richard Clark	—
Christopher Haley	6,864
Michael Hegarty	4,316
Brian Kingston	—
David Kruth	6,864
Michael Mullen	6,864

(3) Mr. Blidner elected to forego director compensation for the year ended December 31, 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Those directors who were members of our Compensation Committee during 2014 included Mr. Richard Clark, Mr. David Kruth and Mr. Michael Mullen. No member of the Compensation Committee was, during 2014 or previously, an officer or employee of the Company or its subsidiaries. In addition, during 2014, there were no compensation committee interlocks required to be disclosed. Mr. Clark is the Chief Executive Officer of the Brookfield Property Group and Brookfield Property Partners, which are affiliates of Brookfield, with which the Company was or is party to the arrangements discussed immediately below in the section of this proxy statement entitled "RELATED PERSON TRANSACTIONS-Related Person Transactions."

RELATED PERSON TRANSACTIONS

Related Person Transactions

Registration Rights Agreement

In March 2012, we entered into a registration rights agreement with Brookfield, who was our majority stockholder at the time, with respect to all registrable securities to be held by Brookfield. The registration rights agreement provides for demand rights and customary piggyback registration rights. Pursuant to the registration rights agreement, we are obligated to file a resale shelf registration statement with the SEC upon the request of Brookfield.

Office Lease with Brookfield

Upon our spin-off from GGP in January 2012, we assumed a ten-year lease agreement with Brookfield, as landlord, for our corporate office in New York City. Costs associated with the office lease for the year ended December 31, 2014 were approximately $1.1 million.

Business Infrastructure Costs

Upon our spin-off from GGP in January 2012, we commenced the development of our information technology platform ("Brookfield Platform"). The development of the Brookfield Platform requires us to purchase, design and create various information technology applications and infrastructure. Brookfield Corporate Operations, LLC (“BCO”) has been engaged to assist in the project development and procure the various applications and infrastructure of the Company. During the year ended December 31, 2014, we incurred approximately $0.3 million of infrastructure costs pursuant to this engagement.

We are also required to pay a monthly information technology services fee to BCO. Approximately $3.1 million in costs were incurred for the year ended December 31, 2014. As of the year ended December 31, 2014, $0.3 million of costs were outstanding and payable.

Currently, we are undertaking the development of our own information technology platform ("Rouse Platform"). In connection with the development of the Rouse Platform, we accelerated the amortization of the remaining Brookfield Platform cost, resulting in additional amortization expense of $3.6 million for the year ended December 31, 2014.

Financial Service Center

In 2013, we engaged BCO’s financial service center to manage certain of our administrative services, such as accounts payable and receivable, employee expenses, lease administration and other similar types of services. During 2014, approximately $2.2 million of costs were incurred under such arrangement.

Demand Deposit from Brookfield US Holdings Inc.

In August 2012, we entered into an agreement with Brookfield U.S. Holdings Inc. ("U.S. Holdings") to place funds into an interest bearing account which earns interest at LIBOR plus 1.05% per annum. The demand deposit is secured by a note from U.S. Holdings and guaranteed by Brookfield Asset Management. We earned approximately $0.3 million in interest income for the year ended December 31, 2014. As of December 31, 2014, the agreement with U.S. Holdings has matured.

Related Person Transactions Policy

We have adopted a written policy relating to the approval of related person transactions. Our Audit Committee will review and approve all relationships and related person transactions between us and (i) our directors, director nominees or executive officers (other than to the extent they are compensatory and dealt with by the Compensation Committee), (ii) any 5% record or beneficial owner of our common stock, (iii) any immediate family member of any person specified in (i) and (ii) above or (iv) an entity that is either wholly or substantially owned or controlled by someone specified in (i), (ii) or (iii) above.

As set forth in the related person transactions policy, in the course of its review and approval of a related person transaction, the Audit Committee will consider:

•	whether the transaction is in, or not inconsistent with, our best interests;

•	the position within or relationship of the related person with us;

•	the materiality of the transaction to the related person and us;

•	whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; and

•	whether the term of the transaction does not exceed one year or the agreement reflecting the related person transaction is terminable by us in our sole discretion upon reasonable notice.

If a transaction under review involves a member of the Audit Committee who is a related person, the transaction must be approved by a majority of the disinterested members of the Audit Committee.

PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015. The Audit Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors and its Audit Committee recommend a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

Deloitte & Touche LLP serves as our independent registered public accounting firm. The following table presents fees paid for the audit of our annual Consolidated Financial Statements and all other professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2014 and 2013.

	Years Ended December 31,
	2014	2013
Audit fees	$843,500	$875,000
Audit-related fees	—	110,000
Tax fees	—	—
All other fees	—	—
Total fees	$843,500	$985,000

Audit Fees. With regard to the years ended December 31, 2014 and 2013, these fees consisted principally of the audit of the Company’s Consolidated Financial Statements and the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly Consolidated Financial Statements and reviews of other filings or registration statements under the Securities Act of 1933 and the Exchange Act during those fiscal years.

Audit-Related Fees. With regard to the year ended December 31, 2013, these fees consisted principally of fees related to the audits completed under Rule 3-14 of Regulation S-X for our acquisitions.

The services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of our independent registered public accounting firm and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

According to its charter, the Audit Committee is responsible for pre-approving all audit and non-audit services provided to the Company by its independent registered public accounting firm.

PROPOSAL 3-ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. More than 96% of the votes cast at our 2014 annual meeting of stockholders were for the approval of the compensation of our named executive officers. Previously, at the 2013 annual meeting, we asked our stockholders to indicate if we should hold an advisory vote to approve the compensation of our named executive officers every one, two or three years. Because our stockholders voted in favor of an annual advisory vote, we are again asking our stockholders to approve the compensation of our named executive officers, as disclosed in this proxy statement. We expect to hold this vote on an annual basis for the foreseeable future. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the section of this proxy statement entitled “COMPENSATION DISCUSSION AND ANALYSIS,” we believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long-term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of Rouse Properties, Inc.’s named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables.”

The Board of Directors recommends a vote FOR approval of the resolution above relating to the compensation of the Company’s named executive officers.

PROPOSAL 4- APPROVAL OF AN AMENDMENT TO THE ROUSE PROPERTIES, INC. 2012 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN
On February 26, 2015, the Board approved an amendment to the Equity Plan increasing the total number of shares available for issuance under the Equity Plan from 4,887,997 to 7,387,997 (the “Plan Amendment”). The Board approved this Plan Amendment subject to approval by the Company’s stockholders. If the Plan Amendment is not approved by stockholders, the Company will continue to operate the Equity Plan pursuant to its current provisions.
Purpose of the Plan Amendment. The Board approved the Plan Amendment to increase the number of shares available for future issuances.
As of March 11, 2015, 229,615 shares of the Company’s common stock remained available for issuance under the Equity Plan. The Plan Amendment increases the aggregate number of shares reserved under the Equity Plan from 4,887,997 to 7,387,997. Accordingly, if the Plan Amendment is approved, 2,729,615 shares of the Company’s common stock will remain available for issuance under the Equity Plan. Under the terms of the Equity Plan, this number may be increased to the extent that awards previously made under the Equity Plan are forfeited, cancelled, settled in cash or expire unexercised.
Given the limited number of shares that currently remain available under the Equity Plan, our Board and management believe it is important that the Plan Amendment be approved in order to maintain the Company’s ability to attract and retain key personnel and continue to provide them with strong incentives to contribute to the Company’s future success. The Compensation Committee reviewed our historical and prospective usage of equity to determine the number of shares we will most likely require for future compensation purposes for the next three-to-five years. This review took into account shares remaining under the Equity Plan and potential shares that may become issuable in the future based on performance, including year-to-date accruals under our current programs. The Board believes that the Company has granted equity in a reasonable manner.
Approval of the Plan Amendment will also constitute re-approval, for purposes of Section 162(m) of the Code (“Section 162(m)”), of the material terms of the performance measures contained in the Equity Plan (described below) that are to be used in connection with awards under the Equity Plan that are intended to qualify as “performance-based” compensation for purposes of Section 162(m). One of the conditions for compensation to be considered “performance-based” under Section 162(m) is that the material terms under which such compensation will be paid (the class of eligible employees, performance criteria and the per-person maximums) be disclosed to and approved by stockholders every five years.
Purposes of the Equity Plan
The Equity Plan was approved by GGP, as the Company’s sole stockholder, prior to our spin-off in January 2012. The Equity Plan is intended to assist us in attracting and retaining directors, employees (including officers) and consultants providing services to the Company and its subsidiaries and affiliates and to promote the success of the Company’s business by providing participants with appropriate incentives.
Under the Equity Plan, the Company may grant:

•	nonqualified stock options;

•	incentive stock options (within the meaning of Section 422 of the Code) (collectively with non-qualified stock options, “Options”);

•	stock appreciation rights (“SARs”), in the form of free-standing SARs or SARs granted in tandem with an Option (“Tandem SARs”);

•	restricted stock awards;

•	other stock awards, including awards in the form of restricted stocks or other phantom awards (collectively with restricted stock awards, “Stock Awards”); and

•	performance-based compensation awards (collectively with Options, SARs, Tandem SARs and Stock Awards, “Awards”).
Plan Highlights
Some of the key features of the Equity Plan are as follows:

•	The Equity Plan is administered by a subcommittee of the Board of Directors, which is comprised entirely of independent directors;

•	The aggregate number of shares authorized for grants under the Equity Plan is 4,887,997, but if the Plan Amendment is approved, that number will be increased to 7,387,997;

•	Options and SARs may not be repriced without stockholder approval; and

•	The purchase price of Options and the base price for SARs may not be less than the fair market value of a share of common stock on the date of grant.

Description of the Equity Plan
The following description is qualified in its entirety by reference to the plan document and amendment, a copy of which amendment is attached to this proxy statement as Appendix A, and incorporated herein by reference.

Administration

The Equity Plan contemplates that it will be administered by the Compensation Committee or another committee designated by the Board. The Equity Plan further contemplates that the Compensation Committee may delegate its authority with regard to the Equity Plan to one or more of its members. The Compensation Committee has done this and delegated its authority under the Equity Plan to the Equity Incentive Plan Subcommittee of the Compensation Committee of our Board (the “Subcommittee”), which consists of one or more members of the Board.
Subject to the terms of the Equity Plan, the Subcommittee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. The Subcommittee also has authority to establish rules and regulations for administering the Equity Plan and to decide questions of interpretation or application of any provision of the Equity Plan. The Subcommittee may, in its sole discretion and for any reason at any time, take action (i) to extend the term or period of exercisability of any Awards, (ii) waive any terms or conditions applicable to any Award, or (iii) adjust Awards designated to qualify as performance-based compensation downward, either on a formula or discretionary basis or any combination.
The Subcommittee may delegate some or all of its power and authority under the Equity Plan to the Board or, subject to applicable law, to one or more executive officers of the Company, as the Subcommittee deems appropriate.
Available Shares

Under the Equity Plan, the maximum number of shares of common stock available for awards is 4,887,997, which number would be increased to 7,387,997 if stockholders approve the Plan Amendment. This amount is subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. In the event that any outstanding Award expires or terminates without the issuance of shares or is otherwise settled for cash, the shares allocable to such Award, to the extent of such expiration, termination or settlement for cash, will again be available for issuance.
The maximum number of shares of common stock with respect to awards denominated in shares that may be granted to any participant in any fiscal year is 2,500,000 (or the equivalent dollar value of such shares), subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event.
On March 11, 2015, the closing sale price per a share of common stock as reported on the NYSE was $18.39.

Change of Control

In the event of a change of control, the Subcommittee shall, in its discretion, make one or more of the following adjustments to the terms and conditions of outstanding awards: (i) continuation or assumption of such outstanding awards by the Company, the surviving corporation or its parent, as applicable; (ii) substitution by the surviving company or corporation or its parent of Awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Subcommittee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Subcommittee and which may be zero) which, in the case of Options and SARs or similar Awards, if the Subcommittee so determines, may equal the excess, if any, of the value of the consideration to be paid in the change of control transaction to holders of the same number of shares subject to such Awards (or, if no such consideration is paid, fair market value of the shares subject to such outstanding Awards or portion thereof being cancelled) over the aggregate option price or grant price, as applicable, with respect to such Awards or portion thereof being cancelled (which may be zero).
Under the terms of the Equity Plan, a change of control generally means the occurrence of any of the following events: (i) certain mergers and other transactions involving the Company in which the stockholders of the Company immediately prior to such transaction collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than 50% of the equity measured by economic value or voting power of the Company or other surviving entity immediately after such transaction; (ii) the sale or disposition of all or substantially all of the assets of the Company; (iii) during any period of 12 consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election or nomination was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period of whose election or nomination was previously so approved) cease to constitute a majority thereof; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Effective Date, Termination and Amendment
The Equity Plan became effective as of January 12, 2012 and will terminate as of the tenth anniversary of the effective date (i.e., January 12, 2022), unless earlier terminated by the Subcommittee. The Subcommittee may amend the Equity Plan at any time, subject to any requirement of stockholder approval if (i) such approval is necessary to comply with any tax or regulatory requirement, (ii) such action increases the number of shares available under the Equity Plan, or (iii) such action materially increases the benefits available under the Equity Plan or a change in eligibility requirements or (iv) such action results in a reduction of an Option’s or SAR’s grant or exercise price or cancellation of an Option or SAR in exchange for cash or other Awards with a grant or exercise price less than the price of the original Option or SAR, as applicable. No amendment, except as the Subcommittee deems necessary to comply with applicable law, may materially diminish the rights of a holder of an outstanding award without the consent of such holder.
Eligibility

Members of our Board of Directors, as well as employees and consultants of us and our subsidiaries and affiliates are eligible to participate in the Equity Plan. The selection of participants is within the sole discretion of the Subcommittee. As of March 11, 2015, approximately 330 employees (including officers) and seven non-employee directors are eligible to participate in the Equity Plan.
Non-Transferability
Unless otherwise determined by the Subcommittee, Awards may not be transferred by a participant except in the event of death. Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of a participant will not be effective unless the Subcommittee has been furnished with written notice thereof and a copy of such evidence as the Subcommittee may deem necessary to establish the validity of the transfer.
Options and SARs
The Equity Plan provides for the grant of non-qualified stock options, incentive stock options and SARs. The Subcommittee will determine the conditions to the exercisability of each Option and SAR.
Each Option will be exercisable for no more than ten (10) years after its date of grant, unless the Option is an incentive stock option and the optionee owns at the time of grant greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), in which case the Option will be exercisable for no more than five (5) years after its date of grant. The Subcommittee may, in its discretion, establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of an Option. The exercise price of an Option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the Option is an incentive stock option and the optionee is a ten percent holder, in which case the option purchase price will not be less than 110% of the fair market value of a share of common stock on the date of grant.
An SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock, cash or a combination thereof with a value equal to the difference between the fair market value of the common stock on the exercise date and the grant price of the SAR. Each SAR will be exercisable for no more than ten (10) years after its date of grant, except that no Tandem SAR may be exercised later than the expiration, cancellation, forfeiture or other termination of the related Option. The grant price of an SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the grant price of a Tandem SAR will be the purchase price of the related Option.
Unless otherwise set forth in the applicable award agreement: (i) if the holder’s service to the Company is terminated for cause, then all outstanding Options or SARs will terminate and be forfeited; (ii) if the holder’s service to the Company is terminated due to death or disability, all unvested Options or SARs will terminate and be forfeited and all vested Options or SARs shall terminate on the earlier of one year following the termination of service and the expiration of the term of such Options and SARs; (iii) if the holder’s service to the Company is terminated for any reason other than for cause or on account of death or disability, all unvested Options or SARs will terminate and be forfeited and all vested Options or SARs shall terminate on the earlier of 90 days following the termination of service and the expiration of the term of such Options and SARs.
Restricted Stock
The Equity Plan provides for the grant of restricted stock awards, which is a grant of a specified number of shares of our common stock, which are subject to forfeiture upon the occurrence of specified events. The Subcommittee will determine the number of shares of common stock subject to a restricted stock award and the restriction period, performance period and performance measures applicable to such award (if any). The agreement relating to a restricted stock award will provide, in a manner determined by the Subcommittee, in its discretion and subject to the provisions of the Equity Plan, for the vesting of shares of common stock subject to such restricted stock award and the conditions under which the restricted stock may be forfeited to the Company.
Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock will not have the rights of a stockholder of the Company with respect to the restricted stock until the end of the applicable restriction period; provided, however, that the holder of shares of restricted stock will have the right to vote and receive dividends on the restricted stock during the restriction period.
Additional terms relating to the satisfaction of performance measures and termination of the restriction period or performance period relating to a restricted stock award, or any forfeiture of such award upon a termination of employment with or service to the Company of the holder of such award, whether by reason of death, disability or any other reason will be determined by the Subcommittee and set forth in the applicable award agreement.
Other Stock-Based Awards
The Equity Plan also provides for the grant of other Awards of shares of our common stock and Awards that are valued, in whole or in part, by reference to our common stock, including without limitation, restricted stocks and other phantom awards. Such Awards will be in such form and subject to such terms and conditions as the Subcommittee may determine, including, the right to receive one or more shares of our common stock (or the equivalent cash value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the Equity Plan, the Subcommittee will determine whether such other stock-based awards will be settled in cash, shares of our common stock or a combination of cash and such shares, and all other terms and conditions of such Awards.
Performance-Based Compensation Awards
To the extent permitted by Section 162(m), the Subcommittee may design any Award so that the amounts or shares payable thereunder are treated as “qualified performance-based compensation” within the meaning of Section 162(m). The grant, vesting, crediting and/or payment of performance-based compensation will be based or conditioned on the achievement of objective performance goals established in writing by the Subcommittee.
Performance Measures
In the case of an award that is intended to qualify for the performance-based exemption from the $1 million deduction limit under Section 162(m), as described below, the performance measures will be based exclusively on one or more of the following measures: consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); net income before or after taxes; operating income; earnings per share; book value per share; return on stockholders’ equity; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins or rental or occupancy levels; stock price; market share; revenues or sales; costs; cash flow (including, but not limited to, operating cash flow and free cash flow); working capital; return on assets; store openings or refurbishment or redevelopment plans; staff training; corporate social responsibility policy implementation; economic value added; debt reduction or reduction in the cost of capital; completion of acquisitions or divestitures or operating efficiency. The applicable performance measures may be (i) used to measure the performance of the Company and/or any of its subsidiaries or affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Subcommittee, in its sole discretion, deems appropriate.
Subject to Section 162(m), the Subcommittee may adjust the performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences: (i) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (ii) mergers and acquisitions; and (iii) financing transactions, including selling accounts receivable.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Equity Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Equity Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Equity Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.
Section 162(m)
Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer and the corporation’s three most highly compensated executive officers other than the chief executive officer and the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as qualified performance based-compensation, the following requirements must be satisfied: (i) the performance measures are established by a committee consisting solely of two or more “outside directors” within the first 90 days of the performance period (or the first quarter of any performance period that is shorter than 12 months), (ii) the material terms under which the compensation is to be paid, including the employees eligible to receive compensation, the business criteria on which the performance goals are based and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained, are approved by the corporation’s stockholders, and (iii) the committee certifies that the applicable performance measures are satisfied before payment of any qualified performance-based compensation is made. The Subcommittee currently consists solely of “outside directors” for purposes of Section 162(m). Certain compensation under the Equity Plan, such as that payable with respect to Options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the Equity Plan, such as any Stock Award that is not subject to Section 162(m) performance measures, would be subject to such limit.
Options
A participant will not recognize taxable income at the time an Option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their purchase price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the Option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the purchase price, and the Company will be entitled to a corresponding deduction.
SARs
A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense.
Stock Awards
A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.
A participant will not recognize taxable income at the time a restricted stocks or phantom award is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stocks or phantom award, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) apply. A participant will generally recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time shares of common stock are granted if such shares are not subject to any restrictions under the Equity Plan. The Company is entitled to a corresponding deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) apply.
New Plan Benefits
The number of shares subject to Awards granted under the Equity Plan in any year is subject to the Subcommittee’s discretion and therefore is not determinable.
Historic Plan Benefits
The following table sets forth the number of shares subject to Awards granted over the lifetime of the Equity Plan to the individuals and groups as indicated as of March 11, 2015:

Name and Position	Stock Options	Restricted Stock
Andrew Silberfein, President and Chief Executive Officer	1,525,800	173,871
John Wain, Chief Financial Officer	430,325	31,084
Benjamin Schall, Chief Operating Officer	613,500	169,184
Brian Harper, Executive Vice President, Leasing	458,651	21,901
Susan Elman, Executive Vice President, General Counsel and Secretary	230,400	22,862
All current executive officers (5 persons)	3,258,676	418,902
All non-executive directors (5 persons)	—	37,920
All employees (other than current executive officers) (approximately 30 persons)	1,058,865	41,498
The closing price of our common stock on March 11, 2015 was $18.39.
The Board of Directors recommends a vote FOR approval of the proposed amendment to the Equity Plan to increase the number of shares of common stock authorized to be granted under the Equity Plan by 2,500,000 shares, from 4,887,997 shares to 7,387,997 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 regarding the number of shares of common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders - stock options	3,313,869	$15.89	—
Equity compensation plans approved by security holders - restricted stock shares	205,731	—	—
Subtotal - Equity compensation plans approved by security holders	3,519,600	$15.89	1,120,959
Equity compensation plans not approved by security holders	—	—	—
Total	3,519,600	$15.89	1,120,959

REPORT OF THE AUDIT COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company’s audited Consolidated Financial Statements for the year ended December 31, 2014. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed under applicable accounting standards. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited Consolidated Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Michael Hegarty, Chair
Christopher Haley
David Kruth

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the annual meeting of stockholders. If any other matter shall properly come before the annual meeting, including a question of adjourning or postponing the meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2014 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2016 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at 1114 Avenue of the Americas, Suite 2800, New York, New York 10036, Attention of Susan Elman, Secretary, no later than November 27, 2015, unless the date of our 2016 annual meeting is more than 30 days before or after May 8, 2016, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2016 annual meeting. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by stockholders for consideration at our 2016 annual meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws no earlier than the close of business on January 9, 2016 nor later than the close of business on February 8, 2016, unless the date of our 2016 annual meeting is more than 30 days before or 70 days after May 8, 2016, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (i) 90 days prior to the date of such annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Such notice must contain the information required by our Amended and Restated Bylaws.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or an Internet proxy) and vote your own shares.

By Order of the Board of Directors,

Andrew Silberfein
President and Chief Executive Officer

March 26, 2015

Appendix A
FIRST AMENDMENT TO THE
ROUSE PROPERTIES, INC.
2012 EQUITY INCENTIVE PLAN

WHEREAS, Rouse Properties, Inc., a Delaware corporation (the “Company”), maintains the Rouse Properties, Inc. 2012 Equity Incentive Plan (the “Equity Plan”);
WHEREAS, pursuant to Section 14.2 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) is authorized to amend the Equity Plan and the Compensation Committee charter provides that the Compensation Committee will recommend any amendment to the Equity Plan to the Board of Directors of the Company (the “Board”) for approval; and
WHEREAS, the Compensation Committee has approved and recommended to the Board, and the Board has approved, the amendment to the Equity Plan attached hereto as Exhibit A, which increases the total number of shares (“Shares”) of the Company’s common stock available for issuance under the Equity Plan from 4,887,997 Shares to 7,387,997 Shares (the “Amendment”).
NOW, THEREFORE, effective upon and subject to the approval of the Company’s stockholders, the first sentence of Article 5.1 of the Equity Plan hereby is amended in its entirety to read as follows:
“Subject to adjustment as provided in Article 12 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 7,387,997 Shares.”

A-1

ROUSE PROPERTIES

ROUSE PROPERTIES, INC.
1114 AVENUE OF THE AMERICAS
SUITE 2800
NEW YORK, NY 10036-7703

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87868-P58452 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROUSE PROPERTIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect eight director nominees for a term expiring at the 2016 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mr. Jeffrey Blidner
02) Mr. Richard Clark
03) Mr. Christopher Haley
04) Mr. Michael Hegarty
05) Mr. Brian Kingston
06) Mr. David Kruth
07) Mr. Michael Mullen
08) Mr. Andrew Silberfein

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: If any other matters properly come before the meeting or any adjournment or postponement thereof, the proxies named herein will vote in their discretion on such matters.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ROUSE PROPERTIES

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K, Notice and Proxy Statement are available at www.proxyvote.com.

M87869-P58452

ROUSE PROPERTIES, INC.
Annual Meeting of Shareholders
May 8, 2015 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Susan Elman and John Wain, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ROUSE PROPERTIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, local time, on May 8, 2015, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Change/Comments: ____________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side